EXHIBIT 4.1


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                       FIRST RESTATED CREDIT AGREEMENT

                                   AMONG

                       HALLMARK FINANCIAL SERVICES, INC.,
                                AS BORROWER,

                 AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS,

                                    AND

                     PHOENIX INDEMNITY INSURANCE COMPANY

                                    AND

                          THE FROST NATIONAL BANK,
                                 AS LENDER

                              JANUARY 27, 2006

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                              TABLE OF CONTENTS

 Section                                                          Page
 -------                                                          ----

 ARTICLE I   DEFINITIONS .......................................    1
      1.1    Definitions. ......................................    1
      1.2    Additional Definitions. ...........................   19
      1.3    Construction. .....................................   19

 ARTICLE II  REVOLVING LOANS ...................................   20
      2.1    Revolving Loans. ..................................   20
      2.2    Revolving Borrowings. .............................   20
      2.3    Repayment. ........................................   21
      2.4    Voluntary Prepayments. ............................   21
      2.5    Mandatory Prepayments. ............................   21
      2.6    Termination and Reduction of Commitments. .........   21
      2.7    Interest on Revolving Loans Generally. ............   22
      2.8    Computations. .....................................   22
      2.9    Interest After an Event of Default. ...............   22
      2.10   Payments Generally. ...............................   22
      2.11   Booking the Revolving Loans. ......................   23
      2.12   Collateral. .......................................   23

 ARTICLE III LETTER OF CREDIT FACILITIES........................   24
      3.1    Letters of Credit. ................................   24
      3.2    Procedures for Issuance and Amendment of Letters of
             Credit; Auto-Renewal Letters of Credit.............   26
      3.3    Drawings and Reimbursements. ......................   27
      3.4    Obligations Absolute. .............................   27
      3.5    Role of Lender. ...................................   28
      3.6    Cash Collateral. ..................................   29
      3.7    Letter of Credit Fees. ............................   29
      3.8    Fronting Fee and Documentary and Processing Charges
             Payable to Lender..................................   29
      3.9    Conflict with L/C Agreements. .....................   30
      3.10   Letters of Credit Issued for L/C RIC. .............   30
      3.11   Existing Letters of Credit. .......................   30

 ARTICLE IV  TAXES, YIELD PROTECTION AND ILLEGALITY ............   30
      4.1    Taxes. ............................................   30
      4.2    Illegality. .......................................   32
      4.3    Inability to Determine Rates. .....................   32
      4.4    Increased Cost and Reduced Return; Capital
             Adequacy; Reserves on Eurodollar Rate Loans........   32
      4.5    Matters Applicable to all Requests for Compensation   33
      4.6    Survival. .........................................   33

 ARTICLE V   CONDITIONS PRECEDENT ..............................   33
      5.1 Conditions Precedent to Restatement of Existing Agreement, Initial Revolving Loan and L/C Credit
             Extension..........................................   33
      5.2    Conditions Precedent to all Revolving Loans and L/C
             Credit Extensions..................................   37
      5.3    Conditions Precedent to all Revolving Loans for
             Permitted Acquisitions.............................   38

 ARTICLE VI  AFFIRMATIVE COVENANTS .............................   38
      6.1    General Covenants. ................................   38
      6.2    Accounts, Reports and Other Information. ..........   39
      6.3    Inspection. .......................................   43
      6.4    Compliance with ERISA. ............................   43
      6.5    Performance of Obligations. .......................   43

      6.6    Maintenance of Priority of Bank Liens. ............   43
      6.7    Indemnity. ........................................   43
      6.8    Convertible Note. .................................   45
      6.9    Use of Proceeds. ..................................   45

 ARTICLE VII NEGATIVE COVENANTS ................................   45
      7.1    AHIC Total Adjusted Capital. ......................   45
      7.2    PIIC Total Adjusted Capital. ......................   45
      7.3    Net Underwriting Gain. ............................   45
      7.4    Consolidated Net Worth. ...........................   45
      7.5    Fixed Charges Coverage Ratio. .....................   45
      7.6    Limitation on Debt. ...............................   46
      7.7    Limitation on Liens. ..............................   46
      7.8    Burdensome Agreements. ............................   46
      7.9    Disposition of Assets. ............................   46
      7.10   Acquisition of Assets. ............................   46
      7.11   Merger and Consolidation. .........................   48
      7.12   Loans and Investments. ............................   48
      7.13   ERISA. ............................................   48
      7.14   Assignment. .......................................   48
      7.15   Transactions with Affiliates. .....................   48
      7.16   Business. .........................................   48
      7.17   Activities of Hallmark Trust I. ...................   48
      7.18   2005 Documents. ...................................   48
      7.19   Convertible Notes. ................................   49

ARTICLE VIII REPRESENTATIONS AND WARRANTIES ....................   49
      8.1    Organization and Qualification. ...................   49
      8.2    Financial Statements. .............................   49
      8.3    Compliance With Laws and Other Matters. ...........   50
      8.4    Litigation. .......................................   50
      8.5    Debt. .............................................   50
      8.6    Title to Properties. ..............................   50
      8.7    Authorization; Validity. ..........................   50
      8.8    Taxes. ............................................   50
      8.9    Use of Proceeds. ..................................   51
      8.10   Possession of Franchises, Licenses, Etc. ..........   51
      8.11   Leases. ...........................................   51
      8.12   Disclosure. .......................................   51
      8.13   ERISA. ............................................   52
      8.14   Regulatory Acts. ..................................   52
      8.15   Solvency. .........................................   52
      8.16   Environmental Matters. ............................   52
      8.17   Investments. ......................................   53
      8.18   Intellectual Property, Etc. .......................   53
      8.19   Reinsurance Agreements. ...........................   53
      8.20   Retrocession Agreements. ..........................   53
      8.21   2005 Documents. ...................................   53
      8.22   Subordination; 2005 Documents. ....................   54
      8.23   Subordination; Convertible Notes. .................   54
      8.24   Survival of Representations and Warranties, Etc. ..   54

 ARTICLE IX  EVENTS OF DEFAULT .................................   54
      9.1    Default. ..........................................   54
      9.2    Remedies. .........................................   57
      9.3    Application of Funds. .............................   58

 ARTICLE X   MISCELLANEOUS .....................................   58
      10.1   Notices. ..........................................   58
      10.2   Expenses. .........................................   59
      10.3   Waivers. ..........................................   59
      10.4   Determinations by Lender. .........................   59

      10.5   Set-Off. ..........................................   59
      10.6   Assignment. .......................................   60
      10.7   Amendment and Waiver. .............................   61
      10.8   Confidentiality. ..................................   61
      10.9   Counterparts. .....................................   61
      10.10  Severability. .....................................   61
      10.11  Interest and Charges. .............................   62
      10.12  Exception to Covenants. ...........................   62
      10.13  Restatement. ......................................   62
      10.14  USA Patriot Act Notice. ...........................   62
      10.15  Existing Agreement Waivers. .......................   63
      10.16  GOVERNING LAW. ....................................   63
      10.17  WAIVER OF JURY TRIAL. .............................   64
      10.18  ENTIRE AGREEMENT. .................................   64

 SIGNATURES.....................................................  S-1

                            EXHIBITS AND SCHEDULES

 Exhibit A Revolving Note
 Exhibit B Pledge Agreement - Borrower
 Exhibit C Pledge Agreement - Subsidiary
 Exhibit D Security Agreement - Borrower
 Exhibit E Security Agreement - Subsidiary
 Exhibit F Guaranty Agreement
 Exhibit G Revolving Loan Notice
 Exhibit H Confirmation Agreement
 Exhibit I Subordination Agreement
 Exhibit J Compliance Certificate
 Exhibit K Notice of Final Agreement
 Exhibit L Subordination Agreement I
 Exhibit M Subordination Agreement II

 Schedule 3.11  Existing Letters of Credit
 Schedule 8.1   Subsidiaries
 Schedule 8.4   Existing Litigation
 Schedule 8.5   Existing Debt
 Schedule 8.10  Licensed Jurisdictions
 Schedule 8.13  Plans
 Schedule 8.16  Environmental Matters
 Schedule 8.17  Existing Investments
 Schedule 8.19  Reinsurance Agreements
 Schedule 8.20  Retrocession Agreements
 Schedule 10.1  Notice Addresses

                       FIRST RESTATED CREDIT AGREEMENT


      THIS FIRST RESTATED CREDIT AGREEMENT is dated as of January 27, 2006 (this agreement, together with all amendments and restatements, this "Agreement"), among HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation ("Borrower"), THE FROST NATIONAL BANK, a national banking association ("Lender"), and each L/C RIC. Each L/C RIC is a party to this Agreement to acknowledge and agree to its obligations pursuant to Articles III, IV, and X.

                                  BACKGROUND
                                  ----------

      Borrower, each L/C RIC and Lender have previously entered into the Credit Agreement dated as of June 29, 2005 (such agreement, together with all amendments and restatements, the "Existing Agreement"). Borrower has requested that Lender restate the Existing Agreement and make a revolving credit facility available to Borrower and make available Letters of Credit for the account of Borrower. Borrower and each L/C RIC have requested that Lender restate the Existing Agreement and make available Letters of Credit for the account of Borrower and each L/C RIC. Lender has agreed to do so, subject to the terms and conditions of this Agreement.

                                  AGREEMENT
                                  ---------

      In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

     1.1  Definitions.  For purposes of this Agreement:

      "Aerospace" means Aerospace Holdings, LLC, a Texas limited liability company.

      "Aerospace Purchase Agreement" means the Purchase Agreement dated as of December 12, 2005, among Borrower, Donnell Children Revocable Trust and Curtis R. Donnell.

      "Affiliate" means any Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled By or is Under Common Control with any other Person.

      "Agreement Date" means the date of this Agreement.

      "AHIC" means American Hallmark Insurance Company of Texas, a Texas insurance corporation.

      "Applicable Law" means (a) in respect of any Person, all provisions of Laws and orders of Governmental Authorities applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all Governmental Authorities and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, "Applicable Law" means the Laws of the United States of America, including without limitation 12 U.S.C. SS85 and 86, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of Texas, and any other Laws of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit.

      "Attorney Costs" means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

      "Auditors" means KPMG LLP, or other independent certified public accountants selected by Borrower and reasonably acceptable to Lender and that are a Registered Public Accounting Firm.

      "Authorized Control Level" means "Authorized Control Level" as defined by NAIC from time to time and as applied in the context of the Risk-Based Capital Guidelines promulgated by NAIC (or any term substituted therefor by NAIC).

      "Authorized Signatory" means such senior personnel of Borrower, any Subsidiary of Borrower or an Obligor as may be duly authorized and designated in writing by Borrower, such Subsidiary or such Obligor to execute documents, agreements and instruments on behalf of Borrower, such Subsidiary or such Obligor.

      "Bank Liens" means Liens in favor of or for the benefit of Lender securing all or any of the Obligations, including, but not limited to, rights in any Collateral created in favor of Lender, whether by mortgage, pledge, hypothecation, assignment, transfer, or other granting or creation of Liens.

      "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender's office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

      "Capital Leases" means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

      "Cash Capex" means any capital expenditure (determined in accordance with GAAP) the source of funds for which was not or is not proceeds of any Debt (whether or not subordinate to any other obligation of any Person), any operating lease or any equity issuance.

      "Code" means the Uniform Commercial Code as in effect in Texas.

      "Collateral" means any assets of any Person in which at any time Lender shall be granted a Bank Lien to secure the Obligations.

      "Commitment" means each of the Revolving Commitment, Revolving Facility L/C Commitment and the TGA L/C Commitment.

      "Compliance Certificate" means a compliance certificate, substantially in the form of Exhibit J.

      "Confirmation Agreement" means the Confirmation Agreement, substantially in the form of Exhibit H.

      "Consolidated Interest Expenses" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including that attributable to Capital Leases) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

      "Consolidated Net Income" means, with respect to Borrower and its Subsidiaries for any period, the net income (or loss) of Borrower and its Subsidiaries for such period (excluding any extraordinary gains and any gains from discontinued operations but including extraordinary losses for such period), all determined in accordance with GAAP.

      "Consolidated Net Worth" means, as of any date of determination, the sum of (a) consolidated shareholders' equity of Borrower and its Subsidiaries determined in accordance with GAAP, plus (b) the aggregate unpaid principal amount of all 2005 Debentures; provided, all 2005 Debentures, all 2005 Preferred Securities and the 2005 Guaranty are subordinate to the Obligations as provided in the 2005 Documents (as the 2005 Documents existed on June 29, 2005).

      "Contingent Debt" means, for any Person:

           (a) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations of any other Person;

           (b) obligations under any contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any property from any other Person, in each case in order to enable such other Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay Debts, Dividends or expenses;

           (c) obligations under any contract to rent or lease (as lessee) any real or personal property (other than operating leases) if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

           (d) obligations under contracts for the purchase of property if such contract (or any related document) provides that the obligation to make payments thereunder is contingent upon the occurrence of certain events or the existence of certain facts;

           (e)  obligations in respect of letters of credit; and

           (f) obligations under any other contract which, in economic effect, is substantially equivalent to a guaranty, including but not limited to "keep well" or "capital maintenance" agreements.

      "Control" or "Controlled By" or "Under Common Control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation or managers of a limited liability company or other governance board of an entity shall be conclusively presumed to control such corporation or limited liability company.

      "Convertible Notes" means (a) the Convertible Promissory Note to be dated not later than February 10, 2006, in the original principal amount of $12,550,000 made by Borrower and payable to the order of Newcastle Special Opportunity Fund I, L.P, a Delaware limited partnership, and (b) the Convertible Promissory Note to be dated not later than February 10, 2006, in the original principal amount of $12,450,000, made by Borrower and payable to the order of Newcastle Special Opportunity Fund II, L.P., a Delaware limited partnership.

      "Current Financials" means the most recent annual Financial Statements of Borrower or any of its Subsidiaries.

      "Debt" means, at any time, for any Person, (a) Capital Leases,
 (b) Contingent Debt, (c) debt created, issued, incurred or assumed for money borrowed or for the deferred purchase price of property purchased, (d) all debt, obligations and liabilities secured by any Lien upon any property owned by such Person, even though it has not assumed or become liable for the payment of same, and (e) liabilities in respect of unfunded vested benefits under any Plans; provided, that, for purposes of Section 7.5, Debt shall not include the unpaid principal amount of (i) the 2005 Debentures or the obligations with respect to the 2005 Guaranty if at the time of determination all amounts owed with respect to the 2005 Debentures and the 2005 Guaranty are subordinated to all Obligations on terms acceptable to Lender, (ii) the Newcastle Note if at the time of determination all amounts owed with respect to the Newcastle Note are subordinated to all Obligations on terms acceptable to Lender, and (iii) the Convertible Notes if at the time of determination all amounts owed with respect to the Convertible Notes are subordinated to all Obligations on terms acceptable to Lender.

      "Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.

      "Default" means any of the events specified in Section 9.1 that would, with the giving of notice or the passage of time, become an Event of Default.

      "Default Rate" means for any date a simple per annum interest rate equal to the lesser of (a) the Eurodollar Rate in effect at such time, plus 2%, and (b) the Highest Lawful Rate.

      "Disposition" and "Dispose" mean any sale, lease, abandonment, transfer, disposal, exchange or other transfer of any ownership or leasehold interest in or control of any asset.

      "Dividends" means, with respect to any Person, any dividend on any class of its capital stock or other equity interest now or hereafter outstanding, any distribution of cash or property to owners of any shares of such stock or other equity interest, any retirement, redemption, purchase or other acquisition, directly or indirectly, of any shares of any class of its capital stock or other equity interest now or hereafter outstanding.

      "Dollars" and the sign "$" mean lawful money of the United States of America.

      "Domestic Subsidiary" means any Subsidiary that is organized under the Laws of the United States or any political subdivision of the United States.

      "EBITDA" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expenses for such period,
 (ii) the provision for federal, state, local and foreign income Taxes payable by Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense and (iv) other expenses of Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus
 (b) all non-cash items increasing Consolidated Net Income for such period.

      "Environment" means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, real property improvements or as otherwise defined in any Environmental Law.

      "Environmental Claim" means any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release; (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

      "Environmental Law" means any and all applicable domestic Laws, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. SS 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. SS 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. SS 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. SS 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. SS 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. SS 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. SS 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. SS 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. SS 5101 et seq., and any similar or implementing Law.

      "Environmental Permit" means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "Eurodollar Basis" means for any day a rate per annum equal to the "London Interbank Offered Rate" for a three-month term, as published in the "Money Rates" column of The Wall Street Journal, Central Edition, from time to time, or if any reason such rate is no longer available:

           (a) for any day the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by Lender to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the date of determination) with a three-month term, determined as of approximately 11:00 a.m. (London time) on the date of determination, or

           (b) if the rate referenced in clause (a) does not appear on such page or service or such page or service shall not be available, for any day the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on date of determination) with a three-month term, determined as of approximately 11:00 a.m. (London time).

      The Eurodollar Basis shall change effective as of the date of any change as published in The Wall Street Journal, Central Edition, or as determined by Lender, as appropriate. The Eurodollar Basis is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender.

      "Eurodollar Rate" means the sum of the Eurodollar Basis plus 2.00%.

      "Eurodollar Rate Loan" means a Revolving Loan when it bears interest at a rate based on the Eurodollar Rate.

      "Event of Default" means any of the events specified in Section 9.1, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further specified condition, event or act.

      "Existing Debt" means the Debt of Borrower and its Subsidiaries existing on the Agreement Date, which is described on Schedule 8.5, including renewals (but not increases) thereof.

      "Existing Investments" means the Investments of Borrower and its Subsidiaries existing on the Agreement Date, which are described on
 Schedule 8.17.

      "Existing Litigation" means the Litigation involving or otherwise affecting Borrower and its Subsidiaries existing on the Agreement Date.

      "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Frost on such day on such transactions as determined by Lender.

      "Financial Statements" includes, but is not limited to, balance sheets, profit and loss statements, reconciliations of capital and surplus and/or partnership capital accounts, as appropriate, and statements of changes in financial position or cash flow, prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with SAP or GAAP, as appropriate.

      "Fixed Charges" means the sum of (a) Consolidated Interest Expenses for the four fiscal quarter period ended on the date of determination, plus
 (b) scheduled principal payments of Debt which would be classified as a current liability on a consolidated balance sheet of Borrower and its consolidated Subsidiaries payable during the four fiscal quarter period beginning on the day following the date of determination, plus (c) Cash Capex actually paid by Borrower and its consolidated Subsidiaries during the four fiscal quarter period ended on the date of determination, plus (d) the aggregate amount of Taxes actually paid by Borrower and its consolidated Subsidiaries during the four fiscal quarter period ended on the date of determination, plus (e) cash Dividends actually paid by Borrower during the four fiscal quarter period ended on the date of determination.

      "Fixed Charges Coverage Ratio" means the ratio (rounded to two decimal places) determined as at the last day of the most recent fiscal quarter of Borrower of (a) EBITDA for the four fiscal quarter period ended on the last day of such fiscal quarter, to (b) Fixed Charges determined as at the last day of such fiscal quarter.

      "Foreign Subsidiary" means any Subsidiary that is organized under the Laws of a jurisdiction other than the United States or a political subdivision of the United States.

      "GAAP" means generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

      "Guarantor" means each Domestic Subsidiary (whether now or hereafter existing) of Borrower (other than a RIC).

      "Guaranty" means a Guaranty Agreement, substantially in the form of Exhibit F, duly executed by each Guarantor.

      "Hallmark Trust I" means Hallmark Statutory Trust I, a special purpose statutory Delaware business trust established by Borrower, of which Borrower holds all the common securities, which is the issuer of the 2005 Preferred Securities, and which purchased from Borrower the 2005 Debentures with the net proceeds of the issuance and sale of the 2005 Preferred Securities.

      "Hallmark Trust I Declaration of Trust" means the Amended and Restated Declaration of Trust of Hallmark Trust I, dated as of June 21, 2005, together with all amendments and restatements.

      "Hazardous Materials" means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

      "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the "weekly ceiling", as that expression is defined in
 Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at Lender's option after notice to Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the "annualized ceiling" and (b)(i) if the amount outstanding under this Agreement is less than $250,000, 24% per annum, or (ii) if the amount under this Agreement is equal to or greater than $250,000, 28% per annum.

      "Insurance Business" means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

      "Insurance Contract" means any insurance contract or policy issued by a RIC, but shall not include any Reinsurance Agreement or Retrocession Agreement.

      "Insurance Regulator" means, when used with respect to any RIC, the Governmental Authority, insurance department or similar administrative authority or agency located in (a) each state in which such RIC is domiciled or (b) to the extent asserting regulatory jurisdiction over such RIC, the Governmental Authority, insurance department, authority or agency in each state in which such RIC is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such RIC.

      "Interest Payment Date" means each Payment Date and the Revolving Loan Maturity Date.

      "Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower's "disclosure controls and procedures" or "internal controls over financial reporting", in each case as described in Rule 13a-15 or Rule 15d-15 promulgated under the Securities Act of 1934.

      "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or acquisition of all or substantially all of the assets of any Person, (b) any direct or indirect purchase or other acquisition of, or a beneficial interest in, any equity interest or other securities of any other Person, or (c) any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from Dispositions to that other Person in the ordinary course of business.

      "Investment Grade Securities" means and includes (a) securities that are direct obligations of the United States of America, the payment of which is backed by the full faith and credit of the United States of America,
 (b) debt securities or debt instruments with a rating of A or higher by S&P, A2 or higher by Moody's, Class (1) or higher by NAIC or the equivalent of such rating by S&P, Moody's or NAIC, or if none of S&P, Moody's and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Borrower and its wholly-owned Subsidiaries, and (c) any fund investing exclusively in investments of the type described in clauses (a) and (b), which funds may also hold immaterial amounts of cash pending investment and/or distribution.

      "Investment Policy" means the written policies and procedures which govern the acquisition and maintenance of Investments and the cash management procedures of Borrower and each of its Subsidiaries, as such written policies and procedures exist on the Agreement Date.

      "L/C Agreements" means all agreements related to any letter of credit issued by Lender or any Affiliate of Lender for the account of Borrower, any L/C RIC or any other Obligor, including but not limited to, any Letter of Credit Application, any reimbursement agreement, and any amendment or restatement thereof.

      "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof (including with respect to any Auto-Renewal Letter of Credit) or the increase of the amount thereof.

      "L/C RIC" means AHIC and PIIC.

      "Laws" means, collectively, all international, foreign, Federal, state and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

      "Lender's Office" means Lender's address and, as appropriate, account as set forth on Schedule 10.1, or such other address or account as Lender may from time to time notify Borrower.

      "Letter of Credit" means any letter of credit issued hereunder. Each Letter of Credit shall be a standby letter of credit.

      "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any financing or other lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction.

      "Litigation" means any proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Governmental Authority, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement or other instrument.

      "Litigation Report" means a report, certified to be true, correct and complete by an Authorized Officer of Borrower and each of its Subsidiaries which is a party to any Litigation, describing all Litigation relating to Insurance Business of Borrower and each of its Subsidiaries, in format acceptable to Lender.

      "Loan Documents" means this Agreement, the Revolving Note, the Security Documents, the Guaranties, the L/C Agreements and all other documents and instruments executed and delivered to Lender by any Obligor or any other Person in connection with this Agreement.

      "Loss Report" means a quarterly summarization of losses, allocated loss adjustment expenses and related reserves in format acceptable to Lender and within the ability of Borrower to produce.

      "Mannequin" means Mannequin Life PCC Limited, a Guernsey protected cell company.

      "Material Adverse Change or Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; or
 (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party or its property is subject.

      "Maximum Amount" means the maximum amount of interest which, under Applicable Law, Lender is permitted to charge on the Obligations.

      "Moody's" means Moody's Investors Service, Inc.

      "NAIC" means the National Association of Insurance Commissioners or any successor organization thereto.

      "NAIC Tests" means the ratios and other financial measurements developed by NAIC under its Insurance Regulatory Information System, as in effect from time to time.

      "Net Underwriting Gain" means, at any date with respect to a RIC, net underwriting gain (or loss) as shown on line 8 of the Statement of Income of such RIC as would be prepared as of such date utilizing the identical format promulgated by NAIC and utilized by such RIC in preparing the December 31, 2004, annual statements filed with the applicable Insurance Regulator, or if such format is changed after the Agreement Date, the same type of information, computed in the same manner, as contained in line 8 of the Statement of Income of such RIC dated as of December 31, 2004.

      "Newcastle Note" means the Promissory Note dated January 3, 2006, made by Borrower, payable to the order of Newcastle Partners, L.P., a Texas limited partnership, in the original principal amount of $12,500,000.00, together with all amendments and restatements thereto.

      "Notice of Final Agreement" means the Arbitration and Notice of Final Agreement, substantially in the form of Exhibit K.

      "Obligor" means Borrower and each other Person liable for performance of any of the Obligations or the property of which secures the performance of any of the Obligations.

      "Off-Balance Sheet Liabilities" means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor
 (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called "synthetic," tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any Dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

      "PAAC" means Pan American Acceptance Corporation, a Texas corporation.

      "PAAC Purchase Agreement" means the PAAC Purchase Agreement dated as of November 23, 2005, among Borrower, Samuel M. Cangelosi, Donate A. Cangelosi and Carol A. Meyer.

      "Payment Date" means the first Business Day of each calendar quarter.

      "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

      "PCAOB" means the Public Company Accounting Oversight Board, or any entity succeeding to any of its principal functions.

      "Permitted Acquisition" means the acquisition of all or substantially all of the assets or all of the equity of an insurance agency, managing general agency or property and casualty insurance company, so long as in each case (a) there exists no Default or Event of Default both before and after giving effect to any such acquisition, (b) all of the authorized, issued and outstanding equity of each acquired insurance agency or managing general agency and all voting rights (including voting rights arising upon the occurrence of a contingency) with respect to such insurance agency or managing general agency will be owned by Borrower, (c) all of the authorized, issued and outstanding equity of each acquired property and casualty insurance company and all voting rights (including voting rights arising upon the occurrence of a contingency) with respect to such property and casualty insurance company will be owned by either Borrower or a wholly-owned RIC which is a Domestic Subsidiary, (d) such acquired assets are acquired by either Borrower or a wholly-owned Subsidiary that is a Guarantor (with respect to assets of an insurance agency or managing general agency) or a RIC which is a Domestic Subsidiary (with respect to assets of a property and casualty insurance company), (e) Borrower provides Lender with information and a Compliance Certificate demonstrating pro forma compliance with the terms of this Agreement through the Revolving Loan Maturity Date, after giving effect to such acquisition, including, without limitation, each provision of Sections 7.1 through 7.6, (f) the aggregate cash portion of the consideration for all such acquisitions does not exceed $5,000,000 during any fiscal year of Borrower or $10,000,000 over the term of this Agreement,
 (g) each acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the entity to be acquired prior to the commencement thereof, (h) Borrower or the Guarantor acquiring the assets or equity of an insurance agency or managing general agency, and each acquired insurance agency and managing general agency executes and delivers, or causes to be executed and delivered, each of the documents applicable to it described in Sections 7.10(a) - (i) and
 (i) Borrow executes and delivers, or causes to be executed and delivered, each of the documents applicable to it described in Sections 7.10 (a), (d),
 (e), (f), (g) and (i) (with respect to the acquisition of equity of a property and casualty insurance company). For purposes of determining compliance with clause (f), (y) the cash portion of the consideration paid for each acquisition of assets or equity of a property and casualty insurance company shall be deemed to exclude an amount up to and not greater than an amount equal to the sum of the amount of the paid in capital of such entity (in the case of the acquisition of equity of such entity) plus the amount of the surplus as regards policyholders (without duplication of the amount of the paid in capital of such entity) being acquired (all determined in accordance with SAP as at the date of the acquisition), and (z) the cash portion of the consideration for each acquisition of assets or equity of a property and casualty insurance company shall be deemed to be allocated first to the surplus as regards policyholders (without duplication of the amount of the paid in capital of such entity) being acquired.

      "Permitted Debt" means (a) Existing Debt, (b) the Obligations,
 (c) trade accounts payable and other similar obligations incurred in the ordinary course of business, (d) intercompany balances in the ordinary course of business among Borrower and its Domestic Subsidiaries; provided, that all amounts owed by any Obligor to its Subsidiaries shall be subordinated to all Obligations on terms acceptable to Lender, (e) Capital Leases of Borrower and each of its Subsidiaries in an aggregate principal amount not to exceed $200,000 at any time, (f) the 2005 Debentures; provided, that all amounts owed with respect to the 2005 Debentures shall be subordinated to all Obligations on terms acceptable to Lender, and; provided further, the aggregate principal amount of all 2005 Debentures shall not exceed $30,928,000, (g) the 2005 Guaranty; provided, that all amounts owed with respect to the 2005 Guaranty shall be subordinated to all Obligations on terms acceptable to Lender, (h) contingent purchase price payable pursuant to the Aerospace Purchase Agreement; provided, the aggregate amount of such contingent purchase price shall not exceed $2,500,000,
 (i) contingent purchase price payable pursuant to the TGA Purchase Agreement; provided, the aggregate amount of such contingent purchase price shall not exceed $8,000,000, (j) Debt evidenced by the TGA Notes; provided, the aggregate principal amount of all TGA Notes shall not exceed $23,750,000, (k) Debt evidenced by the Convertible Notes; provided, (i) the aggregate principal amount of the Convertible Notes shall not exceed $25,000,000, and (ii) the Convertible Notes are in form, payable on terms and subordinate to the Obligations on terms acceptable to Lender,
 (l) obligations of Borrower pursuant to the TGA Purchase Agreement related to non-competition payments in an aggregate amount not to exceed $2,000,000, and (m) other Debt of Borrower and Subsidiaries in an aggregate amount not to exceed $400,000 at any time and that is subordinated to the Obligations on terms acceptable to Lender in its discretion.

      "Permitted Investments" means (a) Investment Grade Securities,
 (b) Existing Investments, (c) travel advances to employees in the ordinary course of business, (d) equity contributions made by Borrower in existing Subsidiaries that are either Guarantors or RICs that are Domestic Subsidiaries, if such equity contribution results in an increase in shareholders' or members' equity of such Subsidiary receiving such equity contribution, (e) the purchase by Borrower of surplus debentures issued by a RIC that is a Domestic Subsidiary if the original principal amount of such surplus debenture is not less than the consideration paid by Borrower, and
 (f) other Investments of Borrower and Subsidiaries that do not, as at any date of determination, exceed in the aggregate $500,000 (the value of each such Investment to be the greater of (1) the then current market value of such Investment, and (2) the purchase price of such Investment).

      "Permitted Liens" means (a) Bank Liens, (b) pledges or deposits made to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, pensions, or other social security programs (excluding any Liens in respect of ERISA),
 (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair the use of such property by any Obligor or any of its Subsidiaries in the operation of its business in any manner which would have a Material Adverse Effect,
 (e) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings and so long as levy and execution thereon have been stayed and continue to be stayed: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, real or personal property or other legal process prior to adjudication of a dispute on the merits, including mechanic's and materialmen's Liens; and adverse judgments on appeal, (f) set-off, charge-back and other rights of depository and collection banks and other financial institutions with respect to money or instruments of Borrower or its Subsidiaries on deposit with or in possession of such institutions, (g) Liens granted by PAAC to secure loans the proceeds of which are used by PAAC to fund its premium finance operations; provided, such Liens do not attach to any property other than Premium Finance Agreements and related general intangibles and proceeds, (h) encumbrances pursuant to the TGA Trust Documents, and (i) Liens arising under Capital Leases permitted under this Agreement.

      "Person" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, and a government or any department, Governmental Authority, agency or political subdivision thereof.

      "PIIC" means Phoenix Indemnity Insurance Company, an Arizona insurance corporation.

      "Plan" means any plan subject to Title IV of ERISA and maintained for employees of any Obligor or any of its Subsidiaries, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which any Obligor or any of its Subsidiaries is a part.

      "Pledge Agreements" means the Pledge Agreement executed by Borrower, substantially in the form of Exhibit B, and the Pledge Agreement executed by a Subsidiary, substantially in the form of Exhibit C.

      "Premium Finance Agreement" means an agreement by which an insured or prospective insured promises to pay to PAAC the amount advanced to an insurance company (or to a third party for the benefit of an insurance company) by PAAC in payment of premium on an insurance contract.

      "Prime Rate" means for any day a per annum rate of interest equal to the "prime rate," as published in the "Money Rates" column of The Wall Street Journal, Central Edition, from time to time, or if for any reason such rate is no longer available, the rate established by Lender as its prime rate. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal, Central Edition, or as established by Lender, as appropriate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender.

      "Prime Rate Loan" means a Revolving Loan when it bears interest at a rate based on the Prime Rate.

      "Principal Office" means the location of Lender's chief executive office.

      "Registered Public Accounting Firm" means an accounting firm that (a) has registered with the PCAOB pursuant to the provisions of Section 102 of Sarbanes-Oxley and whose registration has not been withdrawn, terminated, revoked or suspended and (b) meets the "independence" requirements of
 Section 10A of the Securities Exchange Act of 1934.

      "Reinsurance Agreement" means any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under insurance policies or agreements issued by another insurance or reinsurance company or companies.

      "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

      "Remedial Action" means (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

      "Reportable Event" means a reportable event as defined in
 Section 4043(b) of Title IV of ERISA or PBGC regulations issued thereunder, other than a reportable event not subject to Section 4043's notification requirements pursuant to PGBC's regulations.

      "Retrocession Agreement" means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another retrocession agreement.

      "Revolving Borrowing" means a borrowing by Borrower of Revolving Loans made by Lender pursuant to Section 2.1.

      "Revolving Commitment" means $20,000,000.

      "Revolving Facility L/C" means a Letter of Credit issued pursuant to
 Section 3.1(a)(i).

      "Revolving Facility L/C Commitment" means $5,000,000.

      "Revolving Facility L/C Expiration Date" means the first to occur of
 (a) January ___, 2008, (b) the date the Revolving Facility L/C Commitment is terminated pursuant to either Section 2.6 or 9.2, and (c) the date the Obligations are accelerated.

      "Revolving Facility L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Revolving Facility L/Cs plus the aggregate of all Unreimbursed Amounts with respect to Revolving Facility L/Cs.

      "Revolving Facility Outstanding Amount" means, as of any date of determination, the sum of (a) the aggregate outstanding principal amount of all Revolving Loans, after giving effect to any Revolving Borrowing and any principal payment of Revolving Loans occurring on such date, and (b) the Revolving Facility L/C Obligations on such date, after giving effect to any L/C Credit Extension and any other changes in the aggregate amount of the Revolving Facility L/C Obligations on such date, including as a result of payment of any Unreimbursed Amount.

      "Revolving Loan Maturity Date" means the first to occur of
 (a) January ___, 2011, (b) the date the Revolving Commitment is terminated pursuant to either Section 2.6 and 9.2, and (c) the date the Obligations are accelerated.

      "Revolving Loan Notice" means a notice of a Revolving Borrowing request pursuant to Section 2.2(a), substantially in the form of Exhibit G.

      "Revolving Note" means the promissory note made by Borrower in favor of Lender evidencing the Revolving Loans made by Lender, substantially in the form of Exhibit A.

      "RIC" means any Subsidiary, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction, is regulated by any Insurance Regulator, and is required by any Insurance Regulator to file an annual statement in the form prescribed by NAIC for a property and casualty insurance company.

      "Risk-Based Capital" means for a RIC, the ratio (expressed as a percentage), at any time, of the Total Adjusted Capital of such RIC to the Authorized Control Level of such RIC.

      "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., a New York corporation.

      "SAP" means the statutory accounting and reporting practices prescribed by the insurance Laws or Insurance Regulator (or other similar Governmental Authority) with respect to each RIC.

      "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

      "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

      "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

      "Security Agreements" means the Security Agreement executed by Borrower, substantially in the form of Exhibit D, and each Security Agreement executed by a Subsidiary, substantially in the form of Exhibit E.

      "Security Documents" means, collectively, the Pledge Agreements, the Security Agreements and any and all other documents, instruments, financing statements, public notices and the like executed and delivered in connection with any of the Bank Liens or the Collateral.

      "Solvent" means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

      "Special Counsel" means the law firm of Winstead Sechrest &
 Minick P.C., or such other legal counsel as Lender may select.

      "Subordination Agreement" means the Subordination Agreement, substantially in the form of Exhibit I.

      "Subordination Agreement I" means the Subordination Agreement among Newcastle Special Opportunity Fund I, L.P., Borrower and Lender, substantially in the form of Exhibit L.

      "Subordination Agreement II" means the Subordination Agreement among Newcastle Special Opportunity Fund II, L.P., Borrower and Lender, substantially in the form of Exhibit M.

      "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a "Subsidiary" or to "Subsidiaries" refers to a Subsidiary or Subsidiaries of Borrower. For purposes of the Loan Documents, Hallmark Trust I is deemed to be a Subsidiary of Borrower.

      "Taxes" means all taxes, assessments, fees or other charges from time to time or at any time imposed by any Laws or by any Governmental Authority.

      "Termination Date" means January 27, 2008.

      "TGA" means Texas General Agency, Inc., a Texas corporation.

      "TGA Account" means a brokerage account, securities account or similar account, together with all property on deposit or subject thereto, and all related agreements, in form and substance satisfactory to Lender.

      "TGA Facility Documents" means all L/C Agreements and all other agreements between Lender and Borrower related to the TGA L/C Commitment and the TGA L/Cs, including all reimbursement agreements and agreements securing or guaranteeing performance of such agreements. Each TGA Facility Document is a Loan Document.

      "TGA L/C" means a Letter of Credit issued for the benefit of all sellers a party to the TGA Purchase Agreement and having an expiry date of January 4, 2008.

      "TGA L/C Commitment" means $25,000,000.

      "TGA Note" means a promissory note in the form of Exhibit A to the TGA Purchase Agreement (without giving effect to any amendment to or restatement of such form after the Agreement Date).

      "TGA Obligations" means all obligations, indebtedness and liabilities under the TGA Facility Documents now or hereafter owing by Borrower or any other Person to or for the benefit of Lender, whether joint or several, fixed or contingent, including principal, interest, expenses of collection and foreclosure and attorneys' fees that Borrower is responsible for pursuant to Section 10.2. Without limiting the generality of the foregoing, "TGA Obligations" includes interest, fees and other amounts that would accrue after the commencement by or against Borrower, any Affiliate thereof or any other Person (other than Lender, any Assignee or any Participant) of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding. TGA Obligations are Obligations.

      "TGA Purchase Agreement" means the Purchase Agreement dated as of November 9, 2005, among Borrower, Samuel M. Cangelosi, Donate A. Cangelosi and Donald E. Meyer.

      "TGA Trust Documents" means all agreements pursuant to which Borrower establishes and maintains with Lender a trust account for the benefit of the sellers under the TGA Purchase Agreement to secure the performance of Borrower of the TGA Notes and payment by Borrower of amounts due with respect to non-competition covenants in the TGA Purchase Agreement.

      "TGASR" means TGA Special Risk, Inc., a Texas corporation.

      "Total Adjusted Capital" means "Total Adjusted Capital" as defined by NAIC from time to time and as applied in the context of the Risk-Based Capital Guidelines promulgated by NAIC (or any term substituted therefor by NAIC).

      "2005 Debentures" means the $30,928,000 aggregate principal amount of Junior Subordinated Debt Securities due June 15, 2035 issued by Borrower to Hallmark Trust I.

      "2005 Documents" means any equity security of Hallmark Trust I, any 2005 Debenture, any 2005 Preferred Security, the 2005 Indenture, the Hallmark Trust I Declaration of Trust, the 2005 Guaranty, any document evidencing or governing any equity or Debt of Hallmark Trust I and all other documents and instruments executed and delivered by Borrower or Hallmark Trust I in connection with any of the foregoing.

      "2005 Guaranty" means the Guaranty Agreement dated June 21, 2005, made by Borrower in favor of JPMorgan Chase Bank, National Association, as Guarantee Trustee, together with all amendments and restatements.

      "2005 Indenture" means the Indenture dated June 21, 2005, between Borrower and JPMorgan Chase Bank, National Association, as Trustee, together with all amendments and restatements.

      "2005 Preferred Securities" means the $30,000,000 Preferred Securities issued by Hallmark Trust I.

      1.2 Additional Definitions. The following additional terms have the meaning specified in the indicated Section or other provision of this
 Agreement:

           Term                              Section/Provision
           ----------------------------      -----------------------------
           Agreement                         Introductory Paragraph
           Assignee                          Section 10.6(c)
           Auto-Renewal Letter of Credit     Section 3.2(c)
           Borrower                          Introductory Paragraph
           Cash Collateralize                Section 3.6(a)
           Eurocurrency liabilities          Section 4.4(c)
           Existing Agreement                Background
           Existing Non-Compliance           Section 10.15(f)
           Indemnified Matters               Section 6.7
           Indemnified Taxes                 Section 4.1(a)
           Indemnitees                       Section 6.7
           Information                       Section 10.8
           Lender                            Introductory Paragraph
           Nonrenewal Notice Date            Section 3.2(c)
           Other Taxes                       Section 4.1(b)
           Participant                       Section 10.6(b)
           Participation                     Section 10.6(b)
           Properties                        Section 8.16(a)
           Revolving Facility L/C Fee        Section 3.7(a)
           Revolving Loan                    Section 2.1
           TGA L/C Fee                       Section 3.7(b)
           Unreimbursed Amount               Section 3.3

      1.3 Construction. Unless otherwise expressly provided in this Agreement or the context requires otherwise, (a) the singular shall include the plural, and vice versa, (b) words of a gender include the other gender,
 (c) all accounting terms shall be construed in accordance with GAAP or SAP, as the context requires, (d) all references to time are San Antonio time,
 (e) monetary references are to Dollars, (f) all references to "Articles," "Sections," "Exhibits," and "Schedules" are to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, (g) headings used in this Agreement and each other Loan Document are for convenience only and shall not be used in connection with the interpretation of any provision hereof or thereof, (h) references to any Person include that Person's heirs, personal representatives, successors, and permitted assigns, that Person as a debtor-in possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (i) references to any Law include every amendment or restatement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to a particular Loan Document include each amendment, modification, or supplement to or restatement of it made in accordance with this Agreement and such Loan Document.


                                  ARTICLE II

                               REVOLVING LOANS

      2.1 Revolving Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make loans (each such loan, a "Revolving Loan"), to Borrower from time to time on any Business Day during the period from the Agreement Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, the Revolving Facility Outstanding Amount shall not exceed the Revolving Commitment. Prior to the Termination Date, Borrower may borrow, repay and reborrow Revolving Loans, all in accordance with this Agreement.

      2.2 Revolving Borrowings.

          (a) Revolving Borrowings. Each Revolving Borrowing shall be made upon Borrower's irrevocable notice to Lender, which may be given by telephone. Each such notice must be received by Lender not later than 2:00 p.m. (i) one Business Day prior to the requested date of any Revolving Borrowing of Eurodollar Rate Loans and (ii) one Business Day prior to the requested date of any Revolving Borrowing of Prime Rate Loans (subject to Section 2.7). Each such telephonic notice must be confirmed promptly by delivery to Lender of a written Revolving Loan Notice appropriately completed and signed by an Authorized Signatory of Borrower. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Revolving Borrowing, as the case may be (which shall be a Business Day), (ii) the principal amount of the Revolving Loan to be borrowed and (iii) whether such Revolving Borrowing will be a Eurodollar Rate Loan or a Prime Rate Loan. Each Revolving Loan shall be in the principal amount of $100,000 or any whole multiple of $25,000 in excess thereof or the unused portion of the Revolving Commitment.

          (b) Funding. Upon satisfaction of the applicable conditions set forth in Article V, Lender shall make the proceeds of each Revolving Borrowing available to Borrower by crediting the account of Borrower on the books of Lender with the amount of such funds.

      2.3 Repayment. The principal of all Revolving Loans shall be due and payable on the following dates and in the following amounts:

       Payment Date                     Payment Amount
 ----------------------------     ---------------------------------
 Each Payment  Date after the     An amount equal to 1/20th of
 Termination Date                 the aggregate principal amount
                                  of all Revolving Loans outstanding
                                  on the Termination Date

 The Revolving Loan Maturity      The remaining unpaid principal
 Date                             of all Revolving Loans

      2.4 Voluntary Prepayments. Borrower may at any time or from time to time voluntarily prepay the Revolving Loans in whole or in part without premium or penalty. Each voluntary prepayment shall be accompanied by all accrued and unpaid interest thereon. Any voluntary prepayment of the Revolving Loans made after the Termination Date shall be applied to the unpaid scheduled installment payments of the Revolving Loans in the inverse order of maturity.

      2.5 Mandatory Prepayments. On each date that the Revolving Facility Outstanding Amount exceeds the Revolving Commitment, Borrower shall prepay the Revolving Loans in an amount equal to such excess (each such prepayment made after the Termination Date shall be applied to the unpaid scheduled installment payments of the Revolving Loans in the inverse order of maturity) or, if no Revolving Loans are outstanding, Cash Collateralize the Revolving Facility L/C Obligations in an amount equal to such excess. On each date that the Revolving Facility L/C Obligations exceed the Revolving Facility L/C Commitment, Borrower shall Cash Collateralize the Revolving Facility L/C Obligations in an amount equal to such excess. Each mandatory prepayment shall be accompanied by all accrued and unpaid interest thereon.

      2.6 Termination and Reduction of Commitments.

           (a) Borrower shall have the right to terminate or reduce the Revolving Commitment, Revolving Facility L/C Commitment and TGA L/C Commitment at any time. Each reduction shall be in the minimum amount of $500,000 and a whole multiple of $100,000 in excess thereof.

           (b) On the Termination Date, the Revolving Commitment and Revolving L/C Commitment shall automatically reduce to zero and terminate. On February 10, 2006, the TGA L/C Commitment shall terminate. If on or before February 10, 2006, (a) the TGA L/C has not been issued, and
 (b) Borrower has either (i) established the TGA Trust Documents or (ii) made other arrangements to secure performance of Borrower of the TGA Notes and payment by Borrower of amounts due with respect to non-competition covenants in the TGA Purchase Agreement, the TGA L/C Commitment shall automatically reduce to zero and Lender shall have no obligation to issue the TGA L/C.

           (c) Borrower shall not have any right to rescind any termination or reduction. Once terminated or reduced, the Revolving Commitment, Revolving Facility L/C Commitment and TGA L/C Commitment, respectively, may not be reinstated.

      2.7 Interest on Revolving Loans Generally.

           (a) Subject to the provisions of Section 2.7(b) and Section 2.9, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or such other date on which it becomes a Eurodollar Rate Loan (as applicable) to but not including the date on which another interest rate becomes applicable to it pursuant to the terms of this Agreement at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the Eurodollar Rate.

           (b) Subject to the provisions of Section 2.9, if at any time Lender has notified Borrower that the provisions of Sections 4.2 or 4.3 apply, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date on which Lender determines or is notified that the provisions of Sections 4.2 or 4.3 apply to and including the date on which Lender notifies Borrower that the provisions of Sections 4.2 and 4.3 no longer apply at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the Prime Rate. Borrower may not elect that any Revolving Loan be a Prime Rate Loan unless Lender has notified Borrower that the provisions of Sections 4.2 or 4.3 apply.

          (c) Interest on the Revolving Loans shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

      2.8 Computations. Subject to Section 10.11, interest on the Revolving Loans, fees and any other amounts due hereunder shall be calculated on the basis of actual days elapsed over a year of 360 days, unless such calculation would result in a rate greater than the highest rate permitted by Applicable Law, in which case interest shall be computed on the basis of a year of 365 days or 366 days in a leap year, as the case may be. Nothing herein shall be deemed to obligate Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

      2.9 Interest After an Event of Default. (a) If an Event of Default exists (other than an Event of Default specified in Section 9.1(e) or (f)), at the option of Lender, and (b) after an Event of Default specified in
 Section 9.1(e) or (f) and during any continuance thereof, automatically and without any action by Lender, the Obligations shall bear interest at a rate per annum equal to the lesser of (i) the Default Rate and (ii) the Highest Lawful Rate. Such interest shall be payable on the earlier of demand or the Revolving Loan Maturity Date and shall accrue until the earlier of (a) waiver or cure (to the satisfaction of Lender) of the applicable Event of Default, (b) agreement by Lender to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations. Lender shall not be required to accelerate the maturity of the Revolving Loans, to exercise any other rights or remedies under the Loan Documents, or to give notice to Borrower of the decision to charge interest at the Default Rate. Lender will undertake to notify Borrower, after the effective date, of the decision to charge interest at the Default Rate.

     2.10 Payments Generally. (a) Each payment (including prepayments) by Borrower of the principal of or interest on the Revolving Loans and any other amount owed under this Agreement or any other Loan Document shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to Lender at Lender's Office, in Dollars constituting immediately available funds. All payments received by Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

          (b) If any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day. Any extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

          (c) Borrower agrees to pay principal, interest, fees and all other amounts due under the Loan Documents without deduction for set-off or counterclaim or any deduction whatsoever.

          (d) If some but less than all amounts due from Borrower are received by Lender, Lender shall apply such amounts in the following order of priority: (i) to the payment of Lender's expenses incurred under the Loan Documents then due and payable, if any; (ii) to the payment of all other fees under the Loan Documents then due and payable; (iii) to the payment of interest then due and payable on the Revolving Loans; (iv) to the payment of all other amounts not otherwise referred to in this Section 2.10(d) then due and payable under the Revolving Loan Documents; and (v) to the payment of principal then due and payable on the Revolving Loans (each payment made after the Termination Date shall be applied to the unpaid scheduled installment payments of the Revolving Loans in the inverse order of maturity).

     2.11 Booking the Revolving Loans. Lender may make, carry or transfer each Revolving Loan at, to or for the account of any of its branch offices or the office of any Affiliate.

     2.12  Collateral.

           (a) Obligations. Payment of the Obligations is secured on the Agreement Date by (i) a perfected first priority security interest in
 (A) all of the authorized, issued and outstanding capital stock and other equity interests of each Domestic Subsidiary, and (B) not less than 65% of all of the authorized, issued and outstanding capital stock and other equity interests of each Foreign Subsidiary (other than Mannequin or any protected cell a part of Mannequin), (ii) a perfected first priority security interest (subject only to Permitted Liens) in current and future assets and properties of Borrower and all of its Domestic Subsidiaries (other than a RIC, except as provided in Section 3.6), and (iii) Guaranties of the Obligations by each Domestic Subsidiary (other than a RIC). Borrower shall cause each Domestic Subsidiary (other than a RIC) of Borrower created or acquired after the Agreement Date to execute and deliver to Lender a Guaranty, Security Agreement, Pledge Agreement (if applicable) and such other documents as are required to grant to Lender and perfect the Lien granted pursuant to such Security Agreement and Pledge Agreement. Borrower shall, and shall cause each Domestic Subsidiary to, execute and deliver to Lender a Pledge Agreement or amendment to an existing Pledge Agreement and such other documents as are required to grant and perfect a first priority security interest in not less than 65% of all of the authorized, issued and outstanding capital stock and other equity interests of each first tier Foreign Subsidiary (other than Mannequin or any protected cell a part of Mannequin) in which Borrower or a Domestic Subsidiary has an interest.

           (b) TGA Obligations. Payment of the TGA Obligations (if the TGA L/C is issued) shall be secured (i) as described in Section 2.12(a), and
 (ii) not later than February 10, 2006 and thereafter by a perfected first priority security interest in the TGA Account and all property subject to the TGA Account. Notwithstanding any provision of any Loan Document, the TGA Account and the property subject to the TGA Account are not collateral for performance for any Obligation other than the TGA Obligations.


                                 ARTICLE III

                         LETTER OF CREDIT FACILITIES

      3.1 Letters of Credit.

         (a) (i) Subject to the terms and conditions of this Agreement, Lender agrees, (A) on any Business Day during the period from the Agreement Date until the Revolving Facility L/C Commitment Expiration Date, to issue Revolving Facility L/Cs for the account of Borrower and each L/C RIC, and to amend or renew Revolving Facility L/Cs previously issued by it, in accordance with Section 3.1(b), and (B) to honor drafts under the Revolving Facility L/Cs; provided that Lender shall not be obligated to make any L/C Credit Extension with respect to any Revolving Facility L/C, if as of the date of and before or after giving effect to such L/C Credit Extension, (1) the Revolving Facility L/C Obligations would exceed the Revolving Facility L/C Commitment, or (2) the Revolving Facility Outstanding Amount would exceed the Revolving Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower's ability to obtain Revolving Facility L/Cs shall be fully revolving, and accordingly Borrower and each L/C RIC may, during the foregoing period, obtain Revolving Facility L/Cs to replace Revolving Facility L/Cs that have expired or that have been drawn upon and reimbursed. The Revolving Facility L/C Commitment is a subfacility of the Revolving Commitment and not in addition to the Revolving Commitment.

                (i) Subject to the terms and conditions of this Agreement, Lender agrees (A) on any Business Day during the period from the Agreement Date until February 10, 2006, to issue the TGA L/C for the account of Borrower, and (B) to honor drafts under the TGA L/C; provided that Lender shall not be obligated to issue the TGA L/C if the face amount of the TGA L/C exceeds the TGA L/C Commitment. Lender has no obligation to increase the undrawn amount of or extend the expiry date of the TGA L/C. The TGA L/C shall not be an Auto-Renewal Letter of Credit. The TGA L/C Commitment is in addition to and not a subfacility of the Revolving Commitment.

           (b) Lender shall be under no obligation to make any L/C Credit Extension if:

                (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing, amending or renewing such Letter of Credit, or any Law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance, amendment or renewal of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Agreement Date and which Lender in good faith deems material to it;

                (ii) the expiry date of any requested Revolving Facility L/C would occur (A) after the first to occur of (1) one year after the date of issuance and (2) January 27, 2011, or (B) in the case of an Auto-Renewal Letter of Credit, more than five years after the initial issuance date of such Auto-Renewal Letter of Credit;

                (iii) the expiry date of the TGA L/C would occur after January 4, 2008;

                (iv) the L/C Credit Extension would violate one or more policies of Lender;

                (v) any Revolving Facility L/C is to be used for a purpose other than (A) to assure the performance of Borrower or an L/C RIC pursuant to a Reinsurance Agreement to which Borrower and/or such L/C RIC is a party, or (B) as may be agreed to by Lender in its discretion;

                (vi) the TGA L/C is to be used for any purpose other than to assure the performance of Borrower of the TGA Notes and payment by Borrower of amounts due with respect to non-competition covenants in the TGA Purchase Agreement;

                (vii) such Letter of Credit is to be denominated in a currency other than Dollars;

                (viii) the face amount of such Letter of Credit (including the face amount of any Auto-Renewal Letter of Credit) is less than $100,000;

                (ix) Lender has not received the Revolving L/C Fee or TGA L/C Fee with respect to such L/C Credit Extension; or

                (x) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after a drawing thereunder.

           (c) Lender shall be under no obligation to amend or renew any Letter of Credit if (i) Lender would have no obligation at such time to issue such Letter of Credit in its amended or renewed form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment or renewal to such Letter of Credit.

           (d) Lender shall have no obligation to issue the TGA L/C unless Lender has received all of the TGA Facility Documents, all in form and substance satisfactory to Lender, and the TGA Account, and all property subject to the TGA Account, are subject to a perfected first priority security interest in favor of Lender. Lender shall have no obligation to issue the TGA L/C if the TGA Trust Documents are effective or if Borrower has made other arrangements to secure performance of Borrower of the TGA Notes and payment by Borrower of amounts due with respect to non-competition covenants in the TGA Purchase Agreement.

      3.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

           (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower and the applicable L/C RIC (if such L/C RIC is a party to the respective Reinsurance Agreement or other agreement to which the requested Revolving Facility L/C relates) delivered to Lender in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Signatory of Borrower and such L/C RIC (if applicable), together with a copy of the Reinsurance Agreement or other agreements to which the requested Revolving Facility L/C relates and such other documents and information as Lender may request. Such Letter of Credit Application must be received by Lender not later than 2:00 p.m. at least three Business Days (or such other date and time as Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to
 Lender: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder (if any); (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder (if any); and
 (vii) such other matters as Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as Lender may reasonably require.

           (b) Unless Lender has received written notice from Borrower or the appropriate L/C RIC, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in this Article III shall not then be satisfied, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower, or Borrower and the applicable L/C RIC, or enter into the applicable amendment, as the case may be, in each case in accordance with Lender's usual and customary business practices.

           (c) If Borrower and the applicable L/C RIC (if such L/C RIC is a party to the respective Reinsurance Agreement or other agreement to which the respective Revolving Facility L/C relates) so request in any applicable Letter of Credit Application, Lender may, in its sole and absolute discretion, agree to issue a Revolving Facility L/C that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Revolving Facility L/C and in no event later than seven Business Days prior to the expiry date of such Revolving Facility L/C) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Revolving Facility L/C is issued (or if no date is agreed to at issuance, the day seven Business Days prior to the expiry date of such Revolving Facility L/C). Unless otherwise directed by Lender, Borrower shall not be required to make a specific request to Lender for any such renewal.

           (d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Lender will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

      3.3 Drawings and Reimbursements. (a) Upon receipt from the beneficiary of any Revolving Facility L/C of any notice of a drawing under such Revolving Facility L/C, Lender shall notify Borrower and the applicable L/C RIC thereof. Not later than the Business Day immediately following the date of any payment by Lender under a Revolving Facility L/C, Borrower and the applicable L/C RIC, jointly and severally, shall reimburse Lender in an amount equal to the sum of the amount of such drawing (which, if no Default or Event of Default exists before and after giving effect thereto and subject to the other conditions of this Agreement, can be made with the proceeds of a Revolving Loan), plus interest on the amount of such payment, which interest shall accrue at the lesser of (i) the Prime Rate (if no Default or Event of Default exists) or the Default Rate (if a Default or Event of Default exists), and (ii) the Highest Lawful Rate.

           (b) Upon receipt from the beneficiaries of the TGA L/C of any notice of a drawing under the TGA L/C, Lender shall notify Borrower thereof. Not later than the Business Day immediately following the date of any payment by Lender under the TGA L/C, Borrower shall reimburse Lender in an amount equal to the sum of the amount of such drawing, plus interest on the amount of such payment, which interest shall accrue at the lesser of (i) the Prime Rate (if no Default or Event of Default exists) or the Default Rate (if a Default or Even of Default exists), and (ii) the Highest Lawful Rate. If Borrower fails to reimburse Lender as provided in the preceding sentence, Lender may withdraw funds (and sell or liquidate cash equivalents and other non-cash items) on deposit pursuant to the TGA Trust Documents and apply such funds to the amount described in the preceding sentence.

           (c) If Borrower or the applicable L/C RIC fails to so reimburse Lender by the time specified in Section 3.3(a) or Borrower fails to so reimburse Lender by the time specified in Section 3.3(b), the amount of the unreimbursed drawing (the "Unreimbursed Amount") shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

     3.4 Obligations Absolute. The obligation of Borrower and the applicable L/C RIC to reimburse Lender for each drawing under each Revolving Facility L/C and Borrower to reimburse Lender for each drawing under the TGA L/C shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the applicable L/C Agreements under all circumstances, including the following:

           (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, any TGA Facility Document or any other Loan Document;

           (b) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or the applicable L/C RIC may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

           (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

           (d) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

           (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or the applicable RIC.

      Borrower and the applicable L/C RIC shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately (but in no event later than the Business Day immediately following the date on which Borrower receives a copy of such Letter of Credit or amendment) notify Lender. Borrower and the applicable L/C RIC shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.

     3.5 Role of Lender. Borrower and each L/C RIC agree that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of Lender, any of its Affiliates nor any correspondent, Participant or Assignee of Lender, shall be liable or responsible for any of the matters described in
 Section 3.4; provided, however, that anything in such clauses to the contrary notwithstanding, Borrower and the applicable L/C RIC may have a claim against Lender, and Lender may be liable to Borrower and the applicable L/C RIC, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower and the applicable L/C RIC which Borrower and the applicable L/C RIC prove were caused by Lender's willful misconduct or gross negligence or Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

      3.6 Cash Collateral.

           (a) Revolving Facility L/Cs. Upon the request of Lender, if an Event of Default exists, Borrower and the applicable L/C RIC, jointly and severally, shall immediately Cash Collateralize the then outstanding amount of all Revolving Facility L/C Obligations. Section 2.5 sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 3.6(a) and Section 2.5, "Cash Collateralize" means to pledge and deposit with or deliver to Lender, as collateral for Revolving Facility L/C Obligations, cash or deposit account balances (in an amount not less than the Revolving Facility L/C Obligations, or if the Cash Collateralization is required pursuant to Section 2.5, in the amount required by Section 2.5) pursuant to documentation in form and substance satisfactory to Lender. Derivatives of such term have corresponding meanings. Borrower and each L/C RIC hereby grant to Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Lender under the control of Lender. The obligations imposed on an L/C RIC pursuant to this Section 3.6(a) shall be limited to the extent necessary in order for the L/C RIC to comply with all relevant insurance Laws and may be subject to regulatory approval. Upon each request by Lender for Cash Collateral, Borrower and the applicable L/C RIC shall deliver to Lender evidence satisfactory to Lender that the performance by such L/C RIC complies with applicable insurance Laws and has received any necessary consent from any applicable Insurance Regulator.

           (b) TGA L/C. Not later than February 10, 2006 (if Lender has issued or will issue the TGA L/C), Borrower shall deposit with Lender, subject to the terms of the TGA Account, cash or cash equivalents (which cash equivalents are subject to the approval of Lender) in an aggregate principal amount of $25,000,000. Borrower hereby grants to Lender a security interest in all such cash, deposit accounts, securities and all balances therein and all proceeds of the foregoing.

      3.7 Letter of Credit Fees.

           (a) Revolving Facility L/C Fees. Borrower and the applicable L/C RIC, jointly and severally, shall pay to Lender a Letter of Credit fee (the "Revolving Facility L/C Fee") for each Revolving Facility L/C equal to 1.00% times the face amount of such Revolving Facility L/C. The Revolving Facility L/C Fee is due and payable on the date of issuance, the date of renewal (including the date of renewal of each Auto-Renewal Letter of Credit), the date of extension of the expiry date and the date of any amendment to a Revolving Facility L/C if the effect of such amendment is to renew such Revolving Facility L/C, extend the expiry date or increase the maximum amount available to be drawn under such Revolving Facility L/C.

           (b) TGA L/C Fees. Borrower shall pay to Lender a Letter of Credit fee (the "TGA L/C Fee") for the TGA L/C equal to 1.00% times the face amount of the TGA L/C. The TGA L/C Fee is due and payable on the date of issuance of the TGA L/C.

      3.8 Fronting Fee and Documentary and Processing Charges Payable to Lender. Borrower and the applicable L/C RIC, jointly and severally, shall pay to Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender relating to L/C Credit Extensions (with respect to Revolving Facility L/Cs) as from time to time in effect. Borrower shall pay to Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender relating to L/C Credit Extensions (with respect to the TGA L/C) as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

      3.9 Conflict with L/C Agreements. In the event of any conflict between the terms hereof and the terms of any L/C Agreement, the terms hereof shall control.

      3.10 Letters of Credit Issued for L/C RIC. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an L/C RIC, Borrower shall be obligated to reimburse Lender hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of an L/C RIC inures to the benefit of Borrower, and that Borrower's business derives substantial benefits from the businesses of each L/C RIC.

      3.11 Existing Letters of Credit. Borrower and each L/C RIC acknowledge and agree that each Letter of Credit described on Schedule 3.11 was issued pursuant to the Existing Agreement, is outstanding and shall be a Letter of Credit subject to this Agreement.

                                 ARTICLE IV

                    TAXES, YIELD PROTECTION AND ILLEGALITY

      4.1  Taxes.

           (a) Except as provided in this Section 4.1, any and all payments by Borrower or any L/C RIC (with respect to such L/C RIC's obligations pursuant to Article III or any L/C Agreement) to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, and all liabilities with respect thereto, excluding, in the case of Lender, or its Principal Office, applicable lending office, or any branch or Affiliate thereof, Taxes imposed on or measured by its net income (including net income Taxes imposed by means of a backup withholding tax), franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of Lender or its Principal Office, applicable lending office, any branch or Affiliate thereof, in each case imposed: (i) by the jurisdiction under the Laws of which Lender, its Principal Office, applicable lending office, branch or Affiliate is organized or is located, or in which the principal executive office of Lender is located, or any nation within which such jurisdiction is located or any political subdivision thereof, or (ii) by reason of any present or former connection between the jurisdiction imposing such Tax and Lender or its Principal Office, applicable lending office, branch or Affiliate other than a connection arising solely from Lender having executed, delivered or performed its obligation under, or received payment under or enforced this Agreement pursuant to the Laws of such jurisdiction (all such Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Indemnified Taxes"). If Borrower or any L/C RIC (with respect to such L/C RIC's obligations pursuant to Article III or any L/C Agreement) shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary to yield to Lender an amount equal to the sum it would have received had no such deductions been made,
 (ii) Borrower and such L/C RIC shall make such deductions, (iii) Borrower and such L/C RIC shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with Applicable Laws, and (iv) promptly (but in no event later than thirty days) after the date of such payment, Borrower and such L/C RIC shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

           (b) In addition, Borrower and each L/C RIC (with respect to such L/C RIC's obligations pursuant to Article III or any L/C Agreement) shall pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

           (c) If Borrower or any L/C RIC (with respect to such L/C RIC's obligations pursuant to Article III or any L/C Agreement) shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower and such L/C RIC shall also pay to Lender, at the time interest on the Obligations is paid, such additional amount that Lender specifies as necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed.

           (d) BORROWER AND EACH L/C RIC (WITH RESPECT TO SUCH L/C RIC'S OBLIGATIONS PURSUANT TO ARTICLE III OR ANY L/C AGREEMENT) SHALL INDEMNIFY LENDER FOR (i) THE FULL AMOUNT OF INDEMNIFIED TAXES AND OTHER TAXES (INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY
 ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION) PAID BY LENDER,
 (ii) AMOUNTS PAYABLE UNDER SECTION 4.1(c) AND (iii) ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, IN EACH CASE WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY. PAYMENT UNDER THIS SECTION 4.1(d) SHALL BE MADE WITHIN THIRTY DAYS AFTER THE DATE LENDER MAKES A DEMAND THEREFOR.

           (e) If Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or an L/C RIC or with respect to which Borrower or an L/C RIC has paid additional amounts pursuant to this Section, it shall pay to Borrower or such L/C RIC, as appropriate, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or such L/C RIC under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower and such L/C RIC, upon the request of Lender, jointly and severally, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. Neither this Section nor any other Loan Document shall be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower, any L/C RIC or any other Person.

      4.2 Illegality. If Lender determines that any change in Law on or after the Agreement Date has made it unlawful, or that any Governmental Authority on or after the Agreement Date has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Basis, then, on notice thereof by Lender to Borrower, any obligation of Lender to make or maintain Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon the date of such notice, all Eurodollar Rate Loans shall convert to Prime Rate Loans. Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

      4.3 Inability to Determine Rates. If (a) Lender reasonably determines in connection with any request for or maintenance of a Eurodollar Rate Loan or any determination of the Eurodollar Basis that (i) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and applicable term, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Basis, or (b) Lender notifies Borrower that the Eurodollar Basis for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to Lender of funding or maintaining such Eurodollar Rate Loan, Lender will promptly notify Borrower.
 Thereafter, the obligation of Lender to make or maintain Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that Lender revokes such notice. Upon the date of such notice, all Eurodollar Rate Loans shall convert to Prime Rate Loans.

      4.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

           (a) If Lender in good faith determines that as a result of the introduction of or any change in or in the interpretation of any Law on or after the Agreement Date, or Lender's compliance therewith, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by Lender in connection with any of the foregoing (excluding for purposes of this Section 4.4(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 4.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any political subdivision of either thereof under the Laws of which Lender is organized or has its Principal Office or applicable lending office, and (iii) reserve requirements contemplated by Section 4.4(c)), then from time to time within five Business Days after demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for increased cost or reduction.

           (b) If Lender in good faith determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof on or after the Agreement Date, or compliance by Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender with respect to this Agreement as a consequence of Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender's desired return on capital), then from time to time within five Business Days after demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction.

           (c) Borrower shall pay to Lender, as long as Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by Lender (as determined by Lender in good faith, which determination shall constitute prima facie evidence as to the facts thereof), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan, provided Borrower shall have received at least fifteen days' prior notice of such additional interest from Lender. If Lender fails to give notice fifteen days prior to the relevant Payment Date, such additional interest shall be due and payable fifteen days from receipt of such notice.

           (d) If Lender claims any additional amounts payable pursuant to this Section 4.4, it shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of Lender, be disadvantageous to Lender.

      4.5 Matters Applicable to all Requests for Compensation. Any demand or notice delivered by Lender to Borrower or any L/C RIC claiming compensation under this Article IV shall be in writing and shall certify (a) that one of the events described in this Article IV has occurred, describing in reasonable detail the nature of such event and (b) as to the amount or amounts for which Lender seeks compensation hereunder, setting forth in reasonable detail the basis for and calculations of such compensation.
 Such certification shall be conclusive in the absence of manifest error.
 In determining such amount, Lender may use any reasonable averaging and attribution methods.

      5.6 Survival. All of Borrower's and each L/C RIC's obligations under this Article IV shall survive termination of the Commitments and payment in full of all Obligations.

                                  ARTICLE V

                             CONDITIONS PRECEDENT

      5.1 Conditions Precedent to Restatement of Existing Agreement, Initial Revolving Loan and L/C Credit Extension. The obligation of Lender to restate the Existing Agreement, make the initial Revolving Loan and to make the initial L/C Credit Extension is subject to (i) receipt by Lender of the following items which are to be delivered, in form and substance reasonably satisfactory to Lender and (ii) satisfaction of the following conditions, in form and substance reasonably satisfactory to Lender:

           (a) Borrower Certificate. A certificate of officers acceptable to Lender of Borrower certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of the State of Nevada, (iii) a copy of its By-Laws, as in effect on the Agreement Date,
 (iv) a copy of the resolutions of its Board of Directors authorizing it to execute, deliver and perform the Loan Documents to which it is a party,
 (v) an original certificate or certificates of good standing, existence and qualification issued by the appropriate authority or authorities of the States of Nevada and Texas (certified as of a date acceptable to Lender),
 (vi) the accuracy of the representations and warranties in the Loan Documents, (vii) no Default or Event of Default exists, and (viii) no Material Adverse Change having occurred.

           (b) Obligor and L/C RIC Certificate. A certificate of officers acceptable to Lender of each Obligor (other than Borrower) and each L/C
 RIC certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of its state of incorporation, (iii) if a limited liability company, an original certified copy of its Articles of Organization (or similar organization and governance document), certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of its state of organization, (iv) if a limited partnership, an original certified copy of its Certificate of Limited Partnership (or similar organization or governance document), certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of its jurisdiction of organization, (v) if a corporation, a copy of its By-Laws, as in effect on the Agreement Date, (vi) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the Agreement Date, (vii) if a limited partnership, a copy of its partnership agreement (or similar organization or governance document), as in effect on the Agreement Date,
 (viii) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (ix) an original certificate or certificates of good standing and existence issued by the appropriate authority or authorities of its state of organization and the state in which its chief executive office is located (certified as of a date acceptable to Lender).

           (c) Subsidiary Certificate. A certificate of officers acceptable to Lender of each Subsidiary (other than an Obligor) of each Obligor certifying as to (i) if a corporation, an original certified copy of its Articles of Incorporation, certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of its state of incorporation, (ii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of its state of organization, (iii) if a corporation, a copy of its By-Laws, as in effect on the Agreement Date, (iv) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the Agreement Date, and (v) if a Foreign Subsidiary (other than Mannequin), an original certified copy of its organizational and governance documents, certified as true, complete and correct as of a date reasonably acceptable to Lender by the appropriate authority of the jurisdiction of organization (as to organization and governance documents filed with such authority) or an officer of such Foreign Subsidiary acceptable to Lender
 (as to organization and governance documents not filed with such authority), together with an English language translation, if applicable.

           (d) Revolving Note. The duly executed Revolving Note, payable to the order of Lender and in an amount equal to the Revolving Commitment.

           (e) Security Documents.  The duly executed and completed (i)
 First Amendment to Pledge Agreement executed by Borrower, dated as of the Agreement Date, granting to Lender, a first priority Lien in the Collateral set forth therein, together with stock certificates evidencing all of the equity interest of each directly owned Subsidiary of Borrower not previously delivered to Lender (which certificates shall not contain any restriction on transfer not acceptable to Lender), (ii) undated, blank stock powers executed by Borrower of the stock or other equity interest evidenced by such certificates (with signatures guaranteed as required by Lender); (iii) confirmations of all Liens in all equity interest of each directly owned Subsidiary of Borrower; (iv) Pledge Agreements executed by each Subsidiary (other than a RIC) that owns an equity interest in an other Subsidiary, dated as of the Agreement Date, granting to Lender, a first priority Lien in the Collateral set forth therein, together with stock certificates evidencing all of the equity interest of such other Subsidiary (or, if such Subsidiary is a Foreign Subsidiary, evidencing 65% of all of the equity interest of such Foreign Subsidiary) not previously delivered to Lender (which certificates shall not contain any restriction on transfer not acceptable to Lender), (v) undated, blank stock powers executed by such Subsidiary of the stock or other equity interest evidenced by such certificates (with signatures guaranteed as required by Lender); (vi) confirmations of all Liens in all equity interest of such other Subsidiary of Borrower; and (vii) Security Agreements, executed by each Subsidiary (other than a RIC) acquired or created after the date of the Existing Agreement, dated as of the Agreement Date, granting to Lender a first priority Lien in the Collateral set forth therein. No Obligor shall be required to grant a security interest in equity of Mannequin or any cell of Mannequin.

           (f) Guaranty Supplement. A duly executed supplement to the Guaranty (in the form of Exhibit F) for each Domestic Subsidiary (other than a RIC) acquired or created after the date of the Existing Agreement.

           (g) Confirmation Agreement. The Confirmation Agreement, duly executed by each party thereto.

           (h) Subordination Agreement. The Subordination Agreement, duly executed by each party thereto.

           (i) Governance Document Waiver. Waivers of any equity interest transfer restrictions contained in the organization and governance documents of each Subsidiary any equity of which is subject to a Bank Lien, duly executed by each party thereto.

           (j) Aerospace Purchase Agreement. A certificate signed by an Authorized Signatory of Borrower, certifying as to the completeness and correctness of an attached copy of the Aerospace Purchase Agreement and related agreements.

           (k) PAAC Purchase Agreement. A certificate signed by an Authorized Signatory of Borrower, certifying as to the completeness and correctness of an attached copy of the PAAC Purchase Agreement and related agreements.

           (l) TGA Purchase Agreement. A certificate signed by an Authorized Signatory of Borrower, certifying as to the completeness and correctness of an attached copy of the TGA Purchase Agreement and related agreements.

           (m) Expenses. Reimbursement for Attorney Costs incurred through the date hereof.

           (n) UCC and Lien Searches. Searches of the Uniform Commercial Code, Tax lien and other records as Lender may require.

           (o) Opinions of Borrower's, each RIC's and Other Obligors' Counsel. Opinions of counsel to Borrower, each RIC and each other Obligor addressed to Lender, dated the Agreement Date and covering such matters incident to the transactions contemplated hereby as Lender or Special Counsel may reasonably request.

           (p) Obligor Proceedings. Evidence that all corporate, limited liability company and partnership proceedings of each Obligor and each other Person (other than Lender) taken in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to Lender and Special Counsel; and Lender shall have received copies of all documents or other evidence which Lender or Special Counsel may reasonably request in connection with such transactions.

           (q) Current Financial Statements. A copy of the Current Financials, including (i) the audited annual consolidated Financial Statements, showing the financial condition and results of operations of Borrower and its consolidation Subsidiaries as of, and for the year ended on, December 31, 2004, together with the opinion of Auditors containing only qualifications and emphasis acceptable to Lender, (ii) the unaudited consolidated Financial Statements, showing the financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the fiscal quarter ended on, September 30, 2005, (iii) the annual financial statements of each RIC prepared in the form of convention blanks prescribed by NAIC, as filed with the Insurance Regulator of such RIC's jurisdiction of organization, for the year ended on December 31, 2004, and
 (iii) the quarterly financial statements of each RIC prepared in the form of convention blanks prescribed by NAIC, as filed with the Insurance Regulator of such RIC's jurisdiction of organization, for the quarter ended on September 30, 2005.

           (r) Compliance Certificate. A Compliance Certificate, dated the Agreement Date and signed by an Authorized Signatory of Borrower, confirming compliance with the financial covenants set forth therein as of the most recent determination date.

           (s) Reinsurance Agreements and Retrocession Agreements. If requested by Lender, a copy of each Reinsurance Agreement and Retrocession Agreement to which Borrower or any Subsidiary is a party or it or its property is subject.

           (t) Insurance Evidence that insurance required by the Loan Documents is in effect.

           (u) Investment Portfolio and Policy. A schedule of all Existing Investments and a copy of the complete currently effective Investment Policy of each RIC, and Lender shall be satisfied with the investment portfolio of each RIC and the Investment Policy of each RIC.

           (v) Notice of Final Agreement. The Notice of Final Agreement executed by all parties thereto.

           (w) Other Documents. In form and substance satisfactory to Lender and Special Counsel, such other documents, instruments and certificates as Lender may reasonably require in connection with the transactions contemplated hereby.

       5.2 Conditions Precedent to all Revolving Loans and L/C Credit Extensions. The obligation of Lender to make each Revolving Loan (including the initial Revolving Loan) and to make each L/C Credit Extension (including the initial L/C Credit Extension) is subject to fulfillment of the following conditions immediately prior to or contemporaneously with each such Revolving Loan or L/C Credit Extension:

           (a) Representations and Warranties. All of the representations and warranties of Borrower, each of its Subsidiaries and each other Obligor under this Agreement and each other Loan Document, which, pursuant to
 Section 8.24, are made at and as of the time of each Revolving Loan and each L/C Credit Extension, shall be true and correct when made, except to the extent applicable to a specific date, both before and after giving effect to the application of the proceeds of such Revolving Loan and L/C Credit Extension.

           (b) No Default or Event of Default. There shall not exist a Default or Event of Default.

           (c) Notices; Documents. Lender shall have received all notices and documents required by Articles II and III as a condition to the related Revolving Loan or L/C Credit Extension.

           (d) Litigation. There shall be no Litigation pending against, or, to Borrower's or any Obligor's knowledge, threatened against Borrower, any other Obligor, or any Subsidiary, or in any other manner relating directly and adversely to Borrower, any other Obligor, or any Subsidiary, or any of their respective properties, in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

           (e) Material Adverse Change. There shall have occurred no change in the business, assets, operations, prospects or conditions (financial or otherwise) of Borrower, any other Obligor, or any Subsidiary since December 31, 2004, which caused or could reasonably be expected to cause a Material Adverse Effect.

      5.3 Conditions Precedent to all Revolving Loans for Permitted Acquisitions. The obligation of Lender to make each Revolving Loan (including the initial Revolving Loan) any proceeds of which will be used to make a Permitted Acquisition is subject to receipt by Lender of each of the documents and performance by Borrower of each of the acts required by the Loan Documents and Lender as a condition to the making of such Revolving Loan.

                                 ARTICLE VI

                           AFFIRMATIVE COVENANTS

      From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, the termination of the Commitments, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document, Borrower will, and will cause each Subsidiary to:

      6.1  General Covenants.

           (a) Payment of Taxes and Claims. Pay and discharge all lawful Taxes imposed upon its income or profits or upon any of its property before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided, however, that it shall not be required to pay or discharge any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and it shall pay such Tax, charge or claim before any property subject thereto shall be sold to satisfy a Lien.

           (b) Maintenance of Existence. Do all things necessary to preserve and keep in full force and effect its existence as a corporation, limited liability company or partnership, as appropriate (except, as to Subsidiaries, as permitted by Section 7.9).

           (c) Preservation of Property. Keep its properties which are necessary to continue business, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with all material leases to which it is a party or under which it occupies or uses property so as to prevent any material loss or forfeiture thereunder.

           (d) Insurance. Maintain in force with financially sound and reputable insurers, policies with respect to its property and business against such casualties and contingencies (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of entities engaged in the same or similar lines of business of comparable size and financial strength.

           (e) Compliance with Applicable Laws. Comply in all material respects with the requirements of all applicable Laws and orders of any Governmental Authority, except where contested in good faith and by proper proceedings or where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

           (f) Licenses. Obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

      6.2 Accounts, Reports and Other Information. Maintain a system of accounting in accordance with GAAP or SAP, as appropriate, consistently applied, and furnish, or cause to be furnished, to Lender the following:

           (a) Annual Financial Statements.

                (i) As soon as available, but in any event within 160 days after the last day of each fiscal year of Borrower, annual consolidated and consolidating Financial Statements (such consolidated Financial Statements to be audited), showing the consolidated and consolidating financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the year ended on, such last day, accompanied by (A) an opinion of Auditors containing only qualifications (including qualifications as to the scope of the examination) and emphasis acceptable to Lender, which opinion shall state that said consolidated Financial Statements have been prepared in accordance with GAAP consistently applied, and that the examination of Auditors in connection with such consolidated Financial Statements has been made in accordance with generally accepted auditing standards and applicable Securities Laws and that said consolidated Financial Statements present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries and their results of operations; (B) an attestation report of Auditors as to Borrower's internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which Lender does not object; (C) a certificate of the chief financial officer of Borrower, which certificate shall state that said Financial Statements present fairly the financial condition of Borrower and its consolidated Subsidiaries and their results of operations; and (D) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower and its Subsidiaries.

                (ii) As soon as available, but in any event within 60 days after the last day of each fiscal year of Borrower, unaudited annual consolidated and consolidating Financial Statements (such consolidated and consolidating Financial Statements shall be in a format, prepared in a manner and based on assumptions and procedures as are reasonably acceptable to Lender), showing the consolidated and consolidating financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the year ended on, such last day, accompanied by (A) a certificate of the chief financial officer of Borrower, which certificate shall state that said Financial Statements present fairly the financial condition of Borrower and its consolidated Subsidiaries and their results of operations; and (B) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower and its Subsidiaries.

                (iii) With respect to each RIC, within 15 days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulator), and (B) the date on which actually filed, audited annual Financial Statements, prepared by Auditors in accordance with SAP, showing the financial condition and results of operations of such RIC, as of, and for the year ended on, such last day, accompanied by (1) an opinion of Auditors containing only qualifications (including qualifications as to the scope of the examination) and emphasis acceptable to Lender, which opinion shall state that said Financial Statements have been prepared in accordance with SAP consistently applied, and that the examination of the Auditors in connection with such Financial Statements has been made in accordance with generally accepted auditing standards and that said Financial Statements present fairly the financial condition of such RIC, and its results of operations; and (2) a description of all Contingent Debt and Off-Balance Sheet Liabilities of such RIC.

                (iv) With respect to each RIC, within 15 days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulator), and (B) the date on which actually filed, annual Financial Statements prepared in the form of convention blanks prescribed by NAIC, as filed with each Insurance Regulator.

                (v) With respect to each RIC, as soon as available and in any event within 15 days after the required filing date (as established by Law or the applicable Insurance Regulator), a copy of the "Statement of Actuarial Opinion" and "Management Discussion and Analysis" for such RIC (prepared in accordance with SAP) for each fiscal year of such RIC and as filed with the applicable Insurance Regulator in compliance with the requirements thereof (or a report containing equivalent information for such RIC, if such RIC is not so required to file the foregoing with the applicable Insurance Regulator).

                (vi) Within 60 days after the end of each fiscal year of Borrower, a Litigation Report for such fiscal year.

           (b) Quarterly Financial Statements.

                (i) Within 60 days after the last day of each fiscal quarter (excluding the last fiscal quarter of each fiscal year) of Borrower,
      (A) unaudited consolidated and consolidating Financial Statements (which consolidated and consolidating Financial Statements shall be in format, prepared in a manner and based on such assumptions and procedures as are acceptable to Lender), showing the consolidated and consolidating financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the quarter ended on, such last day (subject to year-end adjustment), and which shall include an income statement for the fiscal year through such last day, prepared in accordance with GAAP; (B) a certificate of the chief financial officer of Borrower, which certificate shall state that said Financial Statements present fairly the financial condition of Borrower and its consolidated Subsidiaries and their results of operations; and (C) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower and its Subsidiaries.

                (ii) With respect to each RIC, within 60 days after the last day of each fiscal quarter (including the last fiscal quarter of each fiscal year) of such RIC, unaudited quarterly Financial Statements, prepared in accordance with SAP, showing the financial condition and results of operations of such RIC as of, and for the quarter ended on, such last day (subject to year-end adjustment), and which shall include an income statement for the fiscal year through such last day, and in the form of quarterly financial statements prescribed by NAIC, and including a report with respect to "Invested Assets" as set forth on Schedule D on such financial statements, together with a description of all Contingent Debt and Off-Balance Sheet Liabilities of such RIC.

                (iii) Within 60 days after the end of each fiscal quarter of Borrower, a Loss Report as at the last day of such quarter.

                (iv) Within 60 days after the end of each fiscal quarter of Borrower, a Compliance Certificate executed by an Authorized Signatory who is a senior financial officer of Borrower.

           (c) Annual Budget. As soon as available, but in any event within 60 days prior to the end of each fiscal year of Borrower, a copy of the annual consolidated operating budget of Borrower and Subsidiaries for the succeeding fiscal year in form and substance satisfactory to Lender.

           (d) Other Reports.  Promptly upon request by Lender, a copy of
 (i) such financial statements, reports, notices or proxy statements sent by it to stockholders requested by Lender, (ii) such regular or periodic reports and any registration statements, prospectuses and written communications in respect thereof filed by it with any state insurance department, any securities exchange, or with the SEC or any successor agency requested by Lender, and (iii) all press releases concerning it.

           (e) Notice of Default. Promptly upon the happening of any condition or event which constitutes an Event of Default or Default, a written notice specifying the nature and period of existence thereof and what action it is taking and propose to take with respect thereto.

           (f) Notice of Litigation. Promptly upon becoming aware of the existence of any Litigation before any Governmental Authority, arbitrator or mediator (but no later than 10 days after the filing thereof) involving it,
 (i) which could reasonably be expected to involve its payment of $250,000 or more, or (ii) which, under normal operating standards, could result in a reserve being established in excess of $250,000 a written notice specifying the nature thereof and whether it will contest such proceeding.

           (g) Notice of Claimed Default. Promptly upon becoming aware that the holder of any note or any evidence of indebtedness or other security or payee of any obligation in an amount of $100,000 or more has given notice or taken any action with respect to a claimed default or event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what action it is taking or proposes to take with respect thereto.

           (h) Notice from Governmental Authority. Promptly upon receipt thereof, information with respect to and copies of any notices received from any Governmental Authority relating to an order, ruling, statute or other Law or information which could reasonably be expected to have a Material Adverse Effect.

           (i) Investment Policy. Within (i) 90 days after the last day of each fiscal year of each RIC, a copy of the Investment Policy of such RIC applicable to the current fiscal year of such RIC, as approved by the board of directors or other appropriate governance body of such RIC, and (ii) within 5 days after any amendment to or restatement of any Investment Policy of any RIC, a copy of such amendment or restatement as approved by the board of directors or other appropriate governance body of such RIC.

           (j) Reinsurance Agreements and Retrocession Agreements. Not later than (i) 10 days prior to the termination of each Reinsurance Agreement and Retrocession Agreement, a copy of the slip or other document, agreement or correspondence with each reinsurer, retrocessionaire, reinsurance broker or agent which will amend, restate or supersede such terminating Reinsurance Agreement or Retrocession Agreement, and (ii) 30 days after the first to occur of (A) execution, and (B) the effective date of each Reinsurance Agreement and Retrocession Agreement, a copy of each such Reinsurance Agreement and Retrocession Agreement, certified to be complete and correct by an Authorized Signatory of the RIC a party to such agreement acceptable to Lender.

           (k) Auditors' Reports.  Promptly upon receipt thereof, a copy of
 (i) each other report or "management letter" submitted to Borrower or any of its Subsidiaries by Auditors in connection with any annual, interim or special audit made by them of the books of Borrower or such Subsidiary and
 (ii) each report submitted to Borrower or any of its Subsidiaries by any Auditors to the extent that such report, in the good faith opinion of Borrower or such Subsidiary, identifies a condition, situation or event that has or is reasonably likely to have a Material Adverse Effect.

           (l) Internal Control Event. Promptly upon the occurrence of an Internal Control Event, a written notice specifying the nature and period of existence thereof and what action it is taking and proposes to take with respect thereto.

           (m) Reserve Adequacy Report. Promptly following a reasonable request from Lender, a report prepared (at the expense of Borrower) by an independent actuarial consulting firm of recognized professional standing reasonably satisfactory to Lender reviewing the adequacy of reserves and surplus of each RIC determined in accordance with SAP, which firm shall be provided access to or copies of all reserve and surplus analyses and valuations relating to the Insurance Business of each RIC in the possession of or available to Borrower or any of its Subsidiaries.

           (n) Other Regulatory Statements and Reports. Promptly (i) after receipt thereof, copies of all triennial examinations and risk adjusted capital reports of any RIC, delivered to such Person by any Insurance Regulator, insurance commission or similar Governmental Authority,
 (ii) after receipt thereof, a copy of the final report to each RIC from the NAIC for each fiscal year, as to such RIC's compliance or noncompliance with each of the NAIC Tests, (iii) after receipt thereof, a copy of any notice of termination, cancellation or recapture of any Reinsurance Agreement or Retrocession Agreement to which a RIC is a party to the extent such termination, cancellation or recapture is likely to have a Material Adverse Effect, (iv) and in any event within ten Business Days after receipt thereof, copies of any notice of actual suspension, termination or revocation of any license of any RIC by any Insurance Regulator, including any request by an Insurance Regulator which commits a RIC to take or refrain from taking any action and which, if such RIC fails to comply with such request, could affect the authority of such RIC to conduct its business, and
 (v) and in any event within thirty Business Days after Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any actual change in the insurance Laws enacted in any state in which any RIC is domiciled which could reasonably be expected to have a Material Adverse Effect.

           (o) A.M. Best. Not later than 15 days after receipt by Borrower, a copy of (i) each A.M. Best report, if any, with respect to Borrower or any of its Subsidiaries, and (ii) all correspondence from A.M. Best to Borrower or any of its Subsidiaries the contents of which (A) relate to a probable downgrade of the A.M. Best rating of any RIC or (B) describe or relate to a circumstance that could reasonably be expected to have a Material Adverse Effect.

           (p) Requested Information. With reasonable promptness, such other data, including any management reports to the Board of Directors of Borrower or any of its Subsidiaries, and information as from time to time may be reasonably requested by Lender.

      6.3 Inspection. (a) If no Event of Default exists, upon three Business Day's prior notice, and as often as may be reasonably requested, and (b) if an Event of Default exists, upon request by Lender, permit Lender or any representatives of Lender to visit and inspect any of its properties, to examine all books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts with its officers, employees and Auditors (and by this provision Borrower authorizes Auditors to discuss with Lender and its representatives the finances and affairs of Borrower and its Subsidiaries). All reasonable costs and expenses of Lender related to the first such inspection during each fiscal year conducted when no Event of Default exists shall be a part of the Obligations and paid by Borrower to Lender within ten days after demand by Lender. All costs and expenses of Lender related to each such inspection conducted when an Event of Default exists shall be a part of the Obligations and paid by Borrower to Lender within ten days after demand by Lender.

      6.4 Compliance with ERISA. Comply with ERISA in all material respects, and (a) at all times make contributions within the time limits imposed by Law to meet the minimum funding standards set forth in ERISA with respect to any Plan; (b) notify Lender as soon as reasonably practicable of any fact which it knows or should know, including but not limited to any Reportable Event, arising in connection with any Plan which could reasonably be expected to result in termination thereof by the PBGC or for the appointment by a Governmental Authority of a trustee to administer the Plan; and (c) furnish to Lender upon such request such additional information concerning any Plan as Lender may reasonably request.

      6.5 Performance of Obligations. Perform all of its obligations under the Loan Documents.

      6.6 Maintenance of Priority of Bank Liens. Upon the request of Lender from time to time, it shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, pledge agreements, security agreements and other agreements, documents, instruments, and certificates as Lender may deem necessary or appropriate in order to perfect and maintain the Bank Liens in favor of Lender and preserve and protect the rights of Lender in respect of the Collateral.

      6.7 Indemnity. BORROWER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE (INCLUDING SUCH AFFILIATES') OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SHAREHOLDERS AND CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THOSE RETAINED IN CONNECTION WITH THE SATISFACTION OR ATTEMPTED SATISFACTION OF ANY OF
 THE CONDITIONS SET FORTH HEREIN) OF EACH OF THE FOREGOING (COLLECTIVELY, "INDEMNITEES") FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE REASONABLE ATTORNEY COSTS OF COUNSEL FOR SUCH INDEMNITEES IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND WHETHER BASED ON ANY FEDERAL, STATE, OR LOCAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITABLE CAUSE, OR ON CONTRACT, TORT OR OTHERWISE, ARISING FROM OR CONNECTED WITH THE PAST, PRESENT OR FUTURE OPERATIONS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE PREDECESSORS IN INTEREST, OR THE PAST, PRESENT OR FUTURE ENVIRONMENTAL CONDITION OF PROPERTY OF BORROWER OR ANY OF ITS SUBSIDIARIES), IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING OR ATTENDANT THERETO, THE MAKING OF ANY REVOLVING LOANS AND L/C CREDIT EXTENSIONS, INCLUDING IN CONNECTION WITH, OR AS A RESULT, IN WHOLE OR IN PART, OF ANY NEGLIGENCE OF LENDER (OTHER THAN THOSE MATTERS RAISED EXCLUSIVELY BY A PARTICIPANT AGAINST LENDER AND NOT BORROWER), OR
 THE USE OR INTENDED USE OF THE PROCEEDS OF ANY LOAN OR LETTER OF CREDIT HEREUNDER, OR IN CONNECTION WITH ANY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING ANY CLAIM OR LIABILITY THAT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE,
 AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION (COLLECTIVELY, "INDEMNIFIED MATTERS"). IN ADDITION, BORROWER SHALL PERIODICALLY, UPON REQUEST, REIMBURSE EACH INDEMNITEE FOR ITS REASONABLE LEGAL AND OTHER ACTUAL EXPENSES (INCLUDING THE REASONABLE COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION WITH ANY INDEMNIFIED MATTER. THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS UNDER THIS SECTION SHALL BE IN ADDITION TO ANY LIABILITY WHICH BORROWER MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF BORROWER, LENDER AND ALL OTHER INDEMNITEES. THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATIONS.

      6.8 Convertible Note. On the date of issuance of each Convertible Note, Borrower shall execute and deliver to Lender a certificate signed by an Authorized Signatory of Borrower, certifying as to the completeness and correctness of an attached copy of each Convertible Note and related agreements.

      6.9 Use of Proceeds. Borrower shall use (a) the proceeds of the Revolving Loans to (i) provide working capital to Borrower and Guarantors,
 (ii) to acquire capital stock of or make capital contributions to a Person that is either a Subsidiary on the Agreement Date or became a Subsidiary after the Agreement Date as permitted by and in compliance with this Agreement, which capital contribution will result in an increase of paid-in surplus of such Subsidiary in an amount equal to such capital contribution, (iii) to acquire surplus debentures issued by a RIC that is a Domestic Subsidiary of Borrower on the Agreement Date, (iv) to make loans to Domestic Subsidiaries, (v) subject to Section 5.3, to make Permitted Acquisitions, and (vi) to provide all or a portion of the cash purchase price payable by Borrower at closing pursuant to the TGA
 Purchase Agreement and the PAAC Purchase Agreement, (b) the Revolving Facility L/Cs and proceeds of the Revolving Facility L/Cs to secure the performance of Borrower and/or an L/C RIC pursuant to Reinsurance Agreements to which it is or they are a party or such other purpose as Lender may permit in its discretion, and (c) the TGA L/C and proceeds of the TGA L/C to secure the performance of Borrower of the TGA Notes and payment by Borrower of amounts due with respect to non-competition covenants in the TGA Purchase Agreement, and for no other purpose.


                               ARTICLE VII

                            NEGATIVE COVENANTS

      From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, the termination of the Commitments, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document:

      7.1 AHIC Total Adjusted Capital. Borrower shall not permit Total Adjusted Capital of AHIC to be less than the greater of (a) $55,000,000 and
 (b) the amount required for Risk-Based Capital of AHIC to equal 250%, as at the last day of any fiscal quarter of AHIC.

      7.2 PIIC Total Adjusted Capital. Borrower shall not permit Total Adjusted Capital of PIIC to be less than the greater of (a) $30,000,000 and
 (b) the amount required for Risk-Based Capital of PIIC to equal 250%, as at the last day of any fiscal quarter of PIIC.

      7.3 Net Underwriting Gain. Borrower shall not permit the sum of Net Underwriting Gain of any RIC for any four consecutive fiscal quarters of such RIC to be equal to or less than zero.

      7.4 Consolidated Net Worth. Borrower shall not permit Consolidated Net Worth to be less than $110,000,000 as at the last day of any fiscal quarter of Borrower.

      7.5 Fixed Charges Coverage Ratio. Borrower shall not permit the Fixed Charges Coverage Ratio to be less than 1.25 to 1.00 as at the last day of any fiscal quarter of Borrower.

      7.6 Limitation on Debt. Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Debt except Permitted Debt.

      7.7 Limitation on Liens. Borrower shall not, and shall not permit any Subsidiary to, create or suffer to be created or to exist any Lien upon any of its properties or assets except Permitted Liens.

      7.8 Burdensome Agreements. Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to pay Dividends to Borrower or to otherwise transfer property to Borrower,
 (b) of any Subsidiary to guarantee the Obligations or (c) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

      7.9 Disposition of Assets. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, Dispose of all or any portion of any of its properties (including any capital stock of any Subsidiary and equity interests constituting Collateral) and assets except (a) Dispositions pursuant to its Investment Policy in the ordinary course of business for full and fair consideration, (b) other Dispositions in the ordinary course of business for full and fair consideration, (c) mergers of Subsidiaries of Borrower described in the proviso to Section 7.11, and (d) Dispositions not in the ordinary course of business if (i) no single asset Disposed of or single transaction including a Disposition has a value (valued at the greater of market or book (determined in accordance with GAAP) value) less than $100,000 and (ii) the aggregate value (valued at the greater of market or book (determined in accordance with GAAP) value) of all such Dispositions by Borrower and its Subsidiaries during any fiscal year of Borrower is less than $250,000.

     7.10 Acquisition of Assets. Borrower shall not, and shall not permit any Subsidiary to, acquire any assets, property or business of any Person, or participate in any joint venture, or create or acquire any Subsidiary, except (a) Permitted Acquisitions, (b) the acquisition of all capital stock and other equity interest in TGA and TGASR pursuant to the TGA Purchase Agreement (without giving effect to any amendment to or restatement of such agreement after the Agreement Date); provided, not later than February 10, 2006, Borrower executes and delivers, and causes each Person acquired pursuant to the TGA Purchase Agreement to execute and deliver, each of the documents applicable to it described in Sections 7.10(a) - (i), (c) the acquisition of all capital stock and other equity interest in PAAC pursuant to the PAAC Purchase Agreement (without giving effect to any amendment to or restatement of such agreement after the Agreement Date); provided, not later than February 10, 2006, Borrower executes and delivers, and causes each Person acquired pursuant to the PAAC Purchase Agreement to execute and deliver, each of the documents applicable to it described in Sections 7.10(a) - (i), and (d) Borrower may form new direct wholly-owned Subsidiaries which are corporations or limited liability companies which will engage in the insurance agency or managing general agency business and new property and casualty insurance companies that are wholly-owned Subsidiaries of Borrower or another RIC if prior to each such new Subsidiary conducting any activities other than (i) filing its organizational documents with the appropriate authority of one of the United States, (ii) adopting its bylaws, operating agreement or other governance document and (iii) obtaining consideration for the issuance of its equity in an aggregate amount equal to the lesser of (A) the minimum initial capital required by Law and (B) $5,000, such new Subsidiary delivers to Lender (in such number of counterparts as Lender may reasonably require):

           (a) A certificate of officers acceptable to Lender of such Subsidiary certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct by the appropriate authority of its state of incorporation as of a date not more than ten days prior to the date such certificate is delivered to Lender, (iii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct by the appropriate authority of its state of organization as of a date not more than ten days prior to the date such certificate is delivered to Lender, (iv) if a corporation, a copy of its By-Laws, as in effect on the date such certificate is delivered to Lender, (v) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the date such certificate is delivered to Lender, (vi) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (vii) an original certificate of good standing and existence issued by the appropriate authority of its state of organization (certified as of a date not more than ten days prior to the date such certificate is delivered to Lender).

           (b) The duly executed and completed Security Agreement of such Subsidiary (other than a RIC), granting to Lender, for the benefit of Lender, a first priority Lien in the Collateral set forth therein.

           (c) The duly executed Guaranty of such Subsidiary (other than a RIC).

           (d) The duly executed and completed (i) Pledge Agreement (or amendment to the Pledge Agreement), granting to Lender a first priority Lien in all equity of such Subsidiary, together with stock or other certificates evidencing all of the equity interest of such Subsidiary (which certificates shall not contain any restriction on transfer not acceptable to Lender),
 (ii) undated, blank stock powers and (iii) confirmations of all Liens in all equity interest of such Subsidiary (other than with respect to any equity of a RIC owned by another RIC).

           (e) Reimbursement of Lender's reasonable expenses related to the formation of such new Subsidiary, including Attorney Costs.

           (f) Searches of the Uniform Commercial Code, Tax lien and other records as Lender may require.

           (g) Opinions of counsel to Borrower and such Subsidiary addressed to Lender and covering such matters incident to such new Subsidiary and the Loan Documents as Lender or Special Counsel may reasonably request.

           (h) A Notice of Final Agreement executed by such Subsidiary.

           (i) In form and substance satisfactory to Lender and Special Counsel, such other documents, instruments and certificates as Lender may reasonably require in connection with the formation of such new Subsidiary.

      7.11 Merger and Consolidation. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly consolidate with or merge into any other Person, permit any other Person to consolidate with or merge into it, or acquire any Person (other than acquisitions permitted by Section 7.10); provided, so long as no Default or Event of Default exists at the time of or immediately after giving effect thereto, (a) Subsidiaries may merge with and into Borrower or any other direct wholly-owned Subsidiary of Borrower so long as Borrower or such other direct wholly-owned Subsidiary of Borrower is the survivor and the surviving Subsidiary is a Guarantor; and (b) a RIC may merge with and into another RIC that is a Domestic Subsidiary.

      7.12 Loans and Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, make any Investment except (a) Permitted Investments, and (b) acquisitions permitted by Section 7.10.

      7.13 ERISA. Borrower shall not, and shall not permit any Subsidiary to, make funding contributions with respect to any Plan that are less than the minimum required by ERISA or the regulations thereunder, or permit any Plan ever to be subject to involuntary termination proceeding by the PBGC pursuant to ERISA S 4042(a).

      7.14 Assignment. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, assign or transfer, or attempt to do so, any rights, duties or obligations under the Loan Documents, except in connection with a merger of a Subsidiary described in the proviso to
 Section 7.11.

      7.15 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary to, carry on any transaction with any of their respective Affiliates except (a) at arm's length and in the ordinary course of business and (b) the transactions related to the Newcastle Note and the Convertible Notes.

      7.16 Business. Borrower shall not, and will not permit any Subsidiary to, engage in any material line or lines of business activity or any businesses other than (a) lines of business activity and businesses engaged in on the Agreement Date, and (b) Insurance Business activities related to homeowners insurance and general aviation insurance.

      7.17 Activities of Hallmark Trust I. Neither Borrower nor any of its Subsidiaries shall permit Hallmark Trust I to engage in any business activity other than as described in the Hallmark Trust I Declaration of Trust (as such agreement existed on June 21, 2005).

      7.18 2005 Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, change, amend or restate (or take any action or fail to take any action the result or which is an effective amendment, change or restatement) or accept any waiver or consent with respect to, any 2005 Document, that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under any 2005 Document, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any 2005 Document (including, without limitation, as a result of any redemption), (c) a change in any of the subordination provisions of any 2005 Document, or (d) any other change in any term or provision of any 2005 Document that could reasonably be expected to have an adverse effect on the interest of Lender.

      7.19 Convertible Notes. Borrower shall not amend or restate (or take any action or fail to take any action the result or which is an effective amendment, change or restatement) or accept any waiver or consent with respect to, any Convertible Note, that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under any Convertible Note, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any Convertible Note (including, without limitation, as a result of any redemption, but excluding any conversion of principal of or interest on a Convertible Note into common stock of Borrower), (c) a change in any of the subordination provisions of Subordination Agreement I or Subordination Agreement II, or (d) any other change in any term or provision of any Convertible Note that could reasonably be expected to have an adverse effect on the interest of Lender.

                                ARTICLE VIII

                       REPRESENTATIONS AND WARRANTIES

      Borrower represents, warrants, and covenants to Lender as follows:

      8.1 Organization and Qualification. Borrower and each of its Subsidiaries (a) is a corporation, limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly licensed and in good standing as a foreign corporation, limited liability company or limited partnership in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing as such; and (C) possesses all requisite corporate, limited liability company or limited partnership (respectively) power, authority and legal right, to execute, deliver and comply with the terms of the Loan Documents to be executed by it, all of which have been duly authorized and approved by all necessary corporate, limited liability company or limited partnership action (respectively) and for which no approval or consent of any Governmental Authority which has not been obtained is required. No proceeding is pending for the forfeiture of any Borrower's or any such Subsidiary's organization documents or its dissolution. The issued and outstanding capital stock, limited liability company interest and partnership interest of Borrower and each Subsidiary is duly authorized validly issued, fully paid and nonassessable, and free of the preemptive rights of shareholders and other equity holders. Schedule 8.1 sets forth the respective jurisdiction of organization and percentage ownership as of the Agreement Date of each Subsidiary. Borrower has no direct or indirect Subsidiary other than those set forth on Schedule 8.1. Neither a material portion of the operations nor a material portion of the assets of Borrower or any Subsidiary are conducted or located in a jurisdiction other than such Person's jurisdiction of organization.

      8.2  Financial Statements.  The financial statements described in
 Section 5.1(q) heretofore furnished to Lender are complete and correct in all material respects and prepared in accordance with GAAP or SAP, as appropriate, and fairly present the financial condition of the Persons described therein as of the dates indicated and for the periods involved. There are no Contingent Debts, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, any of which are material in amount in relation to the financial condition of Borrower or any Subsidiary, except (a) as disclosed on such financial statements, and (b) Contingent Debt under the Aerospace Purchase Agreement. The description of all Off-Balance Sheet Liabilities of Borrower and Subsidiaries heretofore furnished to Lender is complete and correct in all material respects. Since the date of the Financial Statements described in Section 5.1(q) or the Current Financials, there has been no Material Adverse Change or Internal Control Event.

      8.3 Compliance With Laws and Other Matters. The execution, delivery and performance and compliance with the terms of the Loan Documents will not cause Borrower or any Subsidiary to be, (a) in violation of its corporate charter or bylaws, certificate of organization, operating agreement, certificate of limited partnership, partnership agreement or other organization and governance document, (b) in violation of any Law in any respect which could have any Material Adverse Effect, or (c) in default (nor has any event occurred which, with notice or lapse of time or both, could constitute a default) under any material agreement (including any agreement related to any Debt or such Person).

      8.4 Litigation. There is no Litigation pending against or, to the knowledge of Borrower, threatened against or affecting any Borrower or any Subsidiary or their respective assets or properties which involves the probability of any final judgment or liability which may result in a Material Adverse Change. Schedule 8.4 is a complete and correct description of all Existing Litigation where the amount in controversy is equal to or greater than $250,000. Borrower's good faith estimate of the aggregate amount of all claims against Borrower and Subsidiaries pursuant to Existing Litigation on the Agreement Date is as stated in a letter dated as of the Agreement Date, from Borrower to Lender. There are no outstanding or unpaid final judgments against Borrower or any Subsidiary.

      8.5 Debt. Since the date of the latest of the Current Financials, neither Borrower nor any of its Subsidiaries has incurred any Debt except Permitted Debt. Schedule 8.5 is a complete and correct description of all Existing Debt.

      8.6 Title to Properties. Borrower and each Subsidiary have (a) full corporate, limited liability or partnership (respectively) power, authority and legal right to own and operate the properties which it now owns or leases, and to carry on the lines of business in which it is now engaged, and (b) good and marketable title to its owned properties, subject to no Lien of any kind, except Permitted Liens.

      8.7 Authorization; Validity. The Board of Directors, managers, partners or other appropriate governance board of each Obligor has duly authorized the execution and delivery of the Loan Documents to which such Obligor is a party and the performance of their respective terms. No consent of the stockholders, members, partners or other equityholders of any Obligor is required as a prerequisite to the validity and enforceability of any Loan Document. Each Obligor has full corporate, limited liability or partnership (respectively) power, authority and legal right to execute and deliver and to perform and observe the provisions of all Loan Documents to which such Obligor is a party. Each of the Loan Documents is the legal, valid and binding obligation of each Obligor which is a party thereto, enforceable in accordance with its respective terms, subject as to enforcement of remedies to any Debtor Relief Laws.

      8.8 Taxes. Borrower and each Subsidiary have filed all federal and state and all other material income Tax returns which are required to be filed by such Person and have paid all Taxes as shown on said returns, and all Taxes due and payable without returns and all assessments received to the extent that such Taxes or assessments have become due and payable. All Tax liabilities of Borrower and each Subsidiary are adequately provided for on the books of such Person, including interest and penalties. No income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, except such Taxes being contested in good faith by appropriate proceedings. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Borrower or any Subsidiary, threatened by any Governmental Authority regarding any Taxes relating to Borrower or such Subsidiary. Neither Borrower nor any Subsidiary has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Borrower or such Subsidiary, or is aware of any circumstances that would cause the taxable years or other taxable periods of Borrower or such Subsidiary not to be subject to the normally applicable statute of limitations.

      8.9 Use of Proceeds. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Revolving Loan or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the assets of any Obligor are margin stock. No Obligor nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

      8.10 Possession of Franchises, Licenses, Etc. Borrower and each Subsidiary possess all franchises, certificates, licenses, permits and other authorizations from all Governmental Authorities, free from burdensome restrictions, that (a) are necessary for the ownership, maintenance and operation of its properties and assets, and (b) the loss of possession of which could reasonably be expected to have a Material Adverse Effect, and such Person is not in violation of any thereof. Schedule 8.10 lists with respect to each RIC, as of the Agreement Date, all of the jurisdictions in which such RIC holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulators), permits or authorizations to transact Insurance Business, and indicates the line or lines of insurance in which each such RIC is permitted to be engaged with respect to each license therein listed. To the knowledge of Borrower, (a) no such license is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (b) there is no sustainable basis for such a suspension, revocation or limitation, and (c) no such suspension, revocation or limitation is threatened by any relevant Insurance Regulator. As of the Agreement Date, no RIC transacts any Insurance Business, directly or indirectly, in any jurisdiction other than those listed on Schedule 8.10.

      8.11 Leases. Borrower and each Subsidiary enjoy peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets the loss of possession of which could reasonably be expected to have a Material Adverse Effect. All such leases are valid and subsisting and are in full force and effect.

      8.12 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Lender by or on behalf of Borrower or any Subsidiary in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower or any Subsidiary and not known to the public generally which reasonably may be expected to materially adversely affect its assets or in the future may reasonably be expected (so far as Borrower or such Subsidiary can now foresee) to result in a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to Lender by or on behalf of Borrower or any Subsidiary prior to the date hereof in connection with the transactions contemplated hereby.

      8.13 ERISA. Schedule 8.13 sets forth each Plan. Neither Borrower nor any Subsidiary has (a) incurred any material accumulated funding deficiency within the meaning of ERISA, or (b) incurred any material liability to the PBGC in connection with any Plan established or maintained by it. No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in a Material Adverse Change. No Plan is in the process of termination.

      8.14 Regulatory Acts. None of Borrower or any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System and applicable insurance Laws) which regulates the incurring by Borrower or any Subsidiary of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

      8.15 Solvency. Borrower and each Subsidiary is, and Borrower and Subsidiaries on a consolidated basis are, Solvent.

      8.16 Environmental Matters. Except as set forth in Schedule 8.16 or as could not reasonably be expected to result in a Material Adverse Change or
 Effect:

           (a) The properties owned, operated or leased by Borrower and each Subsidiary (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Change;

           (b) All Environmental Permits have been obtained and are in effect with respect to the Properties and operations of Borrower and each Subsidiary, and the Properties and all operations of Borrower and each Subsidiary are in compliance, and have been in compliance, with all Environmental Laws and all necessary Environmental Permits, except to the extent that such non compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Change;

           (c) Neither Borrower nor any Subsidiary has received any notice of an Environmental Claim in connection with the Properties or the operations of Borrower or such Subsidiary or with regard to any Person whose liabilities for environmental matters Borrower or such Subsidiary has retained or assumed, in whole or in part, contractually, which, in the aggregate, could reasonably be expected to result in a Material Adverse Change, nor does Borrower or any Subsidiary have knowledge that any such notice will be received or is being threatened; and

           (d) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law, nor has Borrower or any Subsidiary retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Change.

      8.17 Investments. Schedule 8.17 is a complete and correct description of all Existing Investments as of the Agreement Date. Borrower has provided to Lender a complete copy of the Investment Policy of Borrower and each RIC. The Investment Policy of Borrower applies to each Subsidiary (other than a RIC).

      8.18 Intellectual Property, Etc. Borrower and each Subsidiary have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted.

      8.19 Reinsurance Agreements.

           (a) Schedule 8.19 is a complete and correct list of all Reinsurance Agreements to which Borrower or any Subsidiary is a party, describing the names of all parties to each agreement, the date of each agreement, and the termination date of each agreement.

           (b) Except as set forth on Schedule F to the Annual Statements for each RIC for its fiscal year ending December 31, 2004, there are no material liabilities outstanding as of the Agreement Date under any Reinsurance Agreement. Each Reinsurance Agreement is in full force and effect; no RIC or, to the knowledge of Borrower, any other party thereto, is in breach of or default under any such Reinsurance Agreement; and Borrower has no reason to believe that the financial condition of any other party to any such Reinsurance Agreement is impaired such that a default thereunder by such party could reasonably be anticipated. Each Reinsurance Agreement is qualified under all applicable Laws to receive the statutory credit assigned to such Reinsurance Agreement in the relevant annual statement or quarterly statement at the time prepared. Except as set forth on Schedule 8.19, each Person to whom any RIC has ceded any material liability pursuant to any Reinsurance Agreement on the Agreement Date has a rating of "A-" or better by A.M. Best.

           (c) As of the Agreement Date, there are no Reinsurance Agreements between Borrower or any Subsidiary and Affiliates of Borrower, except as described on Schedule 8.19.

      8.20 Retrocession Agreements. Schedule 8.20 is a complete and correct list of all Retrocession Agreements to which Borrower or any Subsidiary is a party, describing the names of all parties to each agreement, the date of each agreement and the termination date of each agreement.

      8.21 2005 Documents. Attached as Exhibit N to the Existing Agreement are true and correct copies of the Hallmark Trust I Declaration of Trust, the 2005 Indenture, the 2005 Guaranty, and all exhibits and schedules to such agreements. There are no agreements between or among any of the parties to such agreements, any holder of any equity security or Debt of Hallmark Trust I, any trustee of Hallmark Trust I, any holder of any 2005 Debenture or any other Person, or their respective Affiliates, related to the subject matter of such agreements not contained in the documents attached as Exhibit N to the Existing Agreement.

      8.22 Subordination; 2005 Documents. The principal of and interest on the 2005 Debentures and all obligations of Borrower and each of its Subsidiaries in respect of and under the 2005 Debentures, the 2005 Indenture, the 2005 Preferred Securities, the Hallmark Trust I Declaration of Trust and the 2005 Guaranty are subordinate in all respects to all of the Obligations. No redemption, purchase, Dividend, payment, distribution or other transfer of property shall be made to or for the benefit of any holder of or in respect of any equity security or Debt of Hallmark Trust I, the 2005 Debentures, the 2005 Indenture, the 2005 Preferred Securities, the Hallmark Trust I Declaration of Trust or the 2005 Guaranty other than, if a Default or Event of Default does not exist prior or after giving effect thereto, payments of regularly scheduled cash interest payments in respect of the 2005 Debentures by Borrower and payments of regularly scheduled cash interest payments in respect of 2005 Preferred Securities by Hallmark Trust
 I. No obligation under any 2005 Document benefits from any collateral (including any sinking fund or similar deposit arrangement) or guaranty (except, with respect to the 2005 Preferred Securities, only, the 2005 Guaranty).

      8.23 Subordination; Convertible Notes. The principal of, interest on and other amounts payable with respect to the Convertible Notes are subordinate to the Obligations as provided in Subordination Agreement I or Subordination Agreement II, respectively. No redemption, purchase, Dividend, payment, distribution or other transfer of property shall be made to or for the benefit of any holder of or in respect of any Convertible Note other than as permitted by Subordination Agreement I or Subordination Agreement II, respectively. No obligation under any Convertible Note benefits from any collateral (including any sinking fund or similar deposit arrangement) or guaranty.

      8.24 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and at and as of the date of the making of each Revolving Loan and each L/C Credit Extension, and each shall be true and correct in all material respects when made, except to the extent applicable to a specific date. All such representations and warranties shall survive, and not be waived by, the execution hereof by Lender any investigation or inquiry by Lender or by the making of any Revolving Loan or L/C Credit Extension under this Agreement.

                                 ARTICLE IX

                             EVENTS OF DEFAULT

      9.1 Default. The term "Event of Default" as used herein, means the occurrence and continuance of any one or more of the following events (including the passage of time, if any, specified therefor):

           (a) Revolving Loans; Unreimbursed Amount. The failure or refusal of Borrower to pay any part of the principal of or interest on any Revolving Loan or of Borrower or the applicable L/C RIC to pay any part of any Unreimbursed Amounts on or before the date such payment is due;

           (b) Other Obligations. The failure or refusal of (i) Borrower to pay any part of the Obligations or (ii) an L/C RIC to pay any part of the Revolving Facility L/C Obligations related to a Revolving Facility L/C issued for the account of such L/C RIC (other than as referenced in Section 9.1(a)) on or before the date such payment is due and such failure shall continue for five days after such payment was due;

           (c) Certain Covenants. The failure or refusal of any Obligor punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in Article III, Article VII, Sections 6.2,
 6.3 or 6.6;

           (d) Other Covenants. The failure or refusal of any Obligor punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in any of the Loan Documents (other than covenants to pay the Obligations referenced in Sections 9.1(a) and (b) and those referenced in Section 9.1(c)) and such failure shall not have been remedied within ten days after the earlier of (i) notice thereof by Lender (which may be telephonic) and (ii) actual knowledge thereof by any such Obligor;

           (e) Voluntary Debtor Relief. Any Obligor or any of its Subsidiaries shall (i) execute an assignment for the benefit of creditors, or (ii) admit in writing its inability, or be generally unable, to pay its debts generally as they become due, or (iii) voluntarily seek the benefit or benefits of any Debtor Relief Law, or (iv) voluntarily become a party to any proceeding provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights of Lender granted in the Loan Documents;

           (f) Involuntary Proceedings. Any Obligor or any of its Subsidiaries shall involuntarily (i) have an order, judgment or decree entered against it or a material portion of its property by any Governmental Authority pursuant to any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Lender in any of the Loan Documents, or
 (ii) have a petition filed against it or a material portion of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Lender in any of the Loan Documents;

           (g) Insurance Regulator. Any Insurance Regulator of any jurisdiction suspends or takes any steps towards suspending the business or operations of any Obligor or any of its Subsidiaries and any such event could reasonably be expected to result in a Material Adverse Change;

           (h) Internal Control Event; Securities Laws. An Internal Control Event shall occur or any Governmental Authority shall allege a violation or commence any action based on an alleged violation of any Securities Laws by Borrower, any employee, officer or director of Borrower or Borrower's auditor (with respect to actions of such auditor in its capacity as auditor for Borrower) and any such event could reasonably be expected to result in a Material Adverse Change;

           (i) Judgments. Any Obligor or any of its Subsidiaries shall have rendered against it a money judgment in an aggregate uninsured amount in excess of $500,000 for which such Person has not set aside appropriate reserves, and the same shall remain in effect and unstayed for a period of sixty consecutive days (provided, no Default or Event of Default shall exist if a money judgment in an aggregate uninsured amount in excess of $500,000 is rendered against any Obligor or any of its Subsidiaries with respect to any Litigation described on Schedule 8.4 if, not later than five Business Days after the entry of such judgment, such Obligor or Subsidiary is released from all liability with respect to all of the uninsured amount of such judgment and Borrower delivers to Lender evidence of such release in form and substance satisfactory to Lender);

           (j) Other Debt. (i) Any Obligor or any of its Subsidiaries shall default (A) in the payment of principal of or interest on any Debt in an aggregate amount, together with all other Debt in which a default exists, in excess of $500,000, or (B) in the performance of any other covenant, term or condition contained in any agreement with respect to such Debt (if such default shall occur and be continuing beyond any grace period with respect to such payment or performance), if the effect of such default is to cause or permit the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due, prepaid, redeemed or purchased prior to its date of maturity; or (ii) any event shall occur which either causes or permits the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due, prepaid, redeemed or purchased prior to its date of maturity;

           (k) Misrepresentation. Any statement, representation or warranty in the Loan Documents or in any record (as defined in Article 9 of the Texas Business and Commerce Code) ever delivered to Lender pursuant to the Loan Documents proves to be incorrect in any material respect when made;

           (l) ERISA. Any Reportable Event under any Plan, or the appointment by an appropriate Governmental Authority of a trustee to administer any Plan, or the termination of any Plan within the meaning of Title IV of ERISA, or any material accumulated funding deficiency within the meaning of ERISA under any Plan, or the institution of proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, and any of such events could reasonably be expected to result in a Material Adverse Change;

           (m) Loan Documents. Any Loan Document shall at any time after its execution and delivery and for any reason, cease to be in full force and effect or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof be contested by any Person party thereto (other than Lender) or any Person (other than Lender) shall deny in writing that it has any liability or any further liability or obligations under any Loan Document to which it is a party; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (other than Permitted Liens) in any Collateral;

           (n) 2005 Documents. Any Person who is a holder of, or claims to act for the benefit of any holder of, any equity security or Debt of Hallmark Trust I, any 2005 Debenture, any 2005 Preferred Security, the 2005 Guaranty, or any other 2005 Document shall assert that any obligation under any 2005 Document is not subordinate in any respect to the Obligations; any payment or transfer of property shall be made under any 2005 Document (other than payment of regularly scheduled cash interest payments in accordance with the 2005 Debentures and 2005 Preferred Securities (as such agreements existed on June 21, 2005) if no Default or Event of Default exists prior to or after giving effect to such payment); a default shall occur under any 2005 Document; or the 2005 Indenture, 2005 Debentures or 2005 Preferred Securities shall benefit from any collateral (including any sinking fund or similar deposit arrangement) or guarantee (except, with respect to the 2005 Preferred Securities, only, the 2005 Guaranty);

           (o) Newcastle Note. Any Person who is a holder of, or claims to act for the benefit of any holder of, any interest in the Newcastle Note shall assert that any obligation under the Newcastle Note is not subordinate to the Obligations in accordance with the terms of the Subordination Agreement; any payment or transfer of property shall be made under or with respect to the Newcastle Note in violation of the Subordination Agreement; a default shall occur under the Subordination Agreement; or the Newcastle Note shall benefit from any collateral (including any sinking fund or similar deposit arrangement) or guarantee;

           (p) Convertible Note. Any Person who is a holder of, or claims to act for the benefit of any holder of, any interest in any Convertible Note shall assert that any obligation under any Convertible Note is not subordinate to the Obligations in accordance with Subordination Agreement I or Subordination Agreement II (respectively); any payment or transfer of property shall be made under or with respect to any Convertible Note in violation of Subordination Agreement I or Subordination Agreement II (respectively); a default shall occur under Subordination Agreement I or Subordination Agreement II; or any Convertible Note shall benefit from any collateral (including any sinking fund or similar deposit arrangement) or guarantee; or

           (q) TGA Account. Lender is unable, for any reason, to apply funds or property subject to the TGA Account to any TGA Obligation.

      9.2  Remedies.  If an Event of Default exists:

           (a) With the exception of an Event of Default specified in
 Section 9.1(e) or (f), Lender may terminate each or all of the Revolving Commitment, the Revolving Facility L/C Commitment and TGA L/C Commitment and/or declare the principal of and interest on the Revolving Loans and Obligations and other amounts owed under the Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.

           (b) Upon the occurrence of an Event of Default specified in
 Section 9.1(e) or (f), the principal of and interest on the Revolving
 Loans and Obligations and other amounts and under the Loan Documents shall thereupon and concurrently therewith become due and payable and the Revolving Commitment, Revolving Facility L/C Commitment and TGA L/C Commitment shall forthwith terminate, all without any action by Lender or any holder of the Revolving Note and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.

           (c) Lender may exercise all of the post-default rights granted to it under the Loan Documents or under Law.

           (d) Lender may require that Borrower and the applicable L/C RIC Cash Collateralize all Revolving Facility L/C Obligations.

           (e) The rights and remedies of Lender hereunder shall be cumulative and not exclusive.

      9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Revolving Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in the following order:

           (a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.2 and amounts payable under
 Article IV) payable under the Loan Documents to Lender;

           (b) Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans;

           (c) Third, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans in such order as Lender elects in its discretion;

           (d) Fourth, to Cash Collateralize the Revolving Facility L/C Obligations;

           (e) Fifth, to all other Obligations; and

           (f) Last, to the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;
      Subject to Article III, amounts used to Cash Collateralize the Revolving Facility L/C Obligations pursuant to clause Fourth above shall be applied to satisfy drawings under such Revolving Facility L/Cs as they occur. If any amount remains on deposit as Cash Collateral after all Revolving Facility L/Cs have either been fully drawn or expired, such remaining amount (to the extent such amount was paid by Borrower) shall be applied to the other Obligations, if any, in the order set forth above. Amounts constituting or received from the TGA Account or property subject to the TGA Account shall be applied to the TGA Obligations, only, in the order determined by Lender.

                                 ARTICLE X

                               MISCELLANEOUS

      10.1 Notices.

           (a) All notices and other communications under this Agreement (except in those cases where giving notice by telephone is expressly permitted) shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given if to Borrower or any L/C RIC, at the address specified on
 Schedule 10.1, and if to Lender, at the address specified on Schedule 10.1.

           (b) Any party hereto may change the address to which notices shall be directed by giving ten days' written notice of such change to the other parties.

      10.2 Expenses.  Borrower shall promptly pay:

           (a) all reasonable out-of-pocket expenses and reasonable Attorney Costs of Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, the making of the Revolving Loans and L/C Credit Extensions hereunder, and the preparation, negotiation, execution and delivery of any waiver, amendment or consent by Lender relating to this Agreement or the other Loan Documents; and

           (b) all costs, out-of-pocket expenses and Attorney Costs of Lender incurred for enforcement, collection, restructuring, refinancing and "work-out", or otherwise incurred in obtaining performance under the Loan Documents, and all costs and out-of-pocket expenses of collection if default is made in the payment of the Revolving Note or other Obligations which in each case shall include without limitation fees and expenses of consultants, counsel for Lender, and administrative fees for Lender.

     10.3 Waivers. The rights and remedies of Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by Lender in exercising any right shall operate as a waiver of such right. Any waiver or indulgence granted by Lender shall not constitute a modification of any Loan Document, except to the extent expressly provided in such written waiver or indulgence, or constitute a course of dealing by Lender at variance with the terms of any Loan Document such as to require further notice by Lender of Lender's intent to require strict adherence to the terms of such Loan Document in the future. Any such actions shall not in any way affect the ability of Lender, in its discretion, to exercise any rights available to it under this Agreement, any other Loan Document or under any other agreement, whether or not Lender is a party thereto, relating to Borrower, its Subsidiaries or other Obligors.

     10.4 Determinations by Lender. Any material determination required or expressly permitted to be made by Lender under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made, absent manifest error, constitute prima facie evidence as to the accuracy thereof.

     10.5 Set-Off. In addition to any rights now or hereafter granted under Law and not by way of limitation of any such rights, during the existence of an Event of Default, Lender and any subsequent holder of the Revolving Note or other Obligations, and any Assignee or Participant in the Revolving Note or other Obligation is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation Debt evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Debt at any time held or owing by Lender or such holder, Assignee or Participant to or for the credit or the account of Borrower, against and on account of the Obligations and other liabilities of Borrower to Lender or such holder, Assignee or Participant, irrespective of whether or not (a) Lender or such holder, Assignee or Participant shall have made any demand hereunder or required that Borrower or any L/C RIC Cash Collateralize any Revolving Facility L/C Obligations, or (b) Lender or such holder, Assignee or Participant shall have declared the principal of and interest on any Revolving Loan and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by Lender or any Assignee, Participant or subsequent holder of the Revolving Note or other Obligation shall be subject to pro rata treatment of the Obligations and other liabilities hereunder.

      10.6 Assignment.

           (a) None of Borrower, any L/C RIC nor any other Obligor may assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of Lender.

           (b) Lender may at any time sell participations in all or any part in any Commitment and/or the Revolving Loans (collectively, "Participations") to any banks or other financial institutions ("Participants") provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) (A) the extension of the date of maturity of the Revolving Loans, or (B) the extension of the due date for any payment of principal, interest or fees respecting the Revolving Loans, or (C) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (D) a reduction of the rate of interest on the Revolving Loans; or (ii) the release of security for the Obligations (except pursuant to this Agreement). Notwithstanding the foregoing, Borrower and each L/C RIC agree that Participants shall be entitled to the benefits of Article IX and Section 10.5 as though they were Lender. To the fullest extent it may effectively do so under Law, Borrower agrees that any Participant may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its Participation as fully as if such Participant were the holder of the Revolving Loans and participation in the Revolving Facility L/C Obligations and TGA Obligations in the amount of its Participation.

           (c) Lender may assign to one or more financial institutions or funds organized under the Laws of the United States, or any state thereof, or under the Laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an "Assignee") its rights and obligations under this Agreement and the other Loan Documents.

           (d) Except as specifically set forth in this Section 10.6, nothing in this Agreement or any other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents.

           (e) Notwithstanding anything in this Section 10.6 to the contrary, no Assignee or Participant shall be entitled to receive any greater payment under Article IV than Lender would have been entitled to receive with respect to the interest assigned or participated to such Assignee or Participant.

      10.7 Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of Borrower and Lender; provided, however, that no such amendment, modification or waiver shall be made without the consent of any L/C RIC if it would alter the rights, duties or obligations of such L/C RIC or amend, modify or waive any provision of any L/C Agreement to which such L/C RIC is a party. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing the parties required by this Section 10.7.

      10.8 Confidentiality. Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the NAIC), (c) to the extent required by Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,
 (e) subject to an agreement containing provisions substantially the same as those of this Section, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, (f) with the written consent of Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower, any of its Subsidiaries or any other Obligor. For purposes of this Section, "Information" means all information received from Borrower, any other Obligor or any Subsidiary relating to Borrower, any other Obligor or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower, any other Obligor or any Subsidiary, provided that, in the case of information received from a Borrower, any other Obligor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

      10.9 Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

      10.10 Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any Governmental Authority shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

      10.11 Interest and Charges. It is not the intention of any parties to this Agreement to make an agreement in violation of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Document, Lender shall never be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal by Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Borrower, each L/C RIC and Lender shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund to Borrower or the applicable L/C RIC, as appropriate, or such other Person legally entitled thereto the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, Lender shall not be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Documents. The provisions of this Section 10.11 applicable to Lender are equally applicable to each Participant, Assignee and any subsequent holder.

      10.12 Exception to Covenants. No Obligor shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

      10.13 Restatement. This Agreement is a restatement of the Existing Agreement, and, as such, except for the indebtedness and other than obligations included in "Obligations" as defined in the Existing Agreement (which indebtedness and obligations shall survive, be renewed and restated by the terms of this Agreement), all terms and provisions of this Agreement supersede in their entirety the terms and provisions of the Existing Agreement. This Agreement is not intended as and shall not be construed as a release or novation of any Obligation. All references in each Loan Document to the "Credit Agreement" are deemed to be references to this Agreement. All provisions of each Loan Document shall remain in full force and effect, and such provisions are hereby ratified and confirmed, regardless of whether any such Loan Document was executed prior to the Agreement Date.

      10.14 USA Patriot Act Notice. Lender hereby notifies Borrower and each L/C RIC that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the "Act"), Lender is required to obtain, verify and record information that identifies Borrower and each L/C RIC, which information includes the name and address of Borrower and each L/C RIC and other information that will allow Lender to identify Borrower and each L/C RIC in accordance with the Act.

      10.15 Existing Agreement Waivers.

           (a) Debt. Existing Agreement Section 7.8 prohibits Borrower from incurring any Debt (as defined in the Existing Agreement) other than Permitted Debt (as defined in the Existing Agreement). The Newcastle Note is not Permitted Debt.

           (b) Acquisitions. Existing Agreement Section 7.12 prohibits Borrower from acquiring any asset, except as permitted by Existing Agreement
 Section 7.12. The acquisition by Borrower of member interest in Aerospace is not permitted by Existing Agreement Section 7.12.

           (c) Investments. Existing Agreement Section 7.14 prohibits Borrower from making any Investment (as defined in the Existing Agreement) except as permitted by Existing Agreement Section 7.14. The acquisition by Borrower of member interest in Aerospace is not permitted by Existing Agreement Section 7.14.

           (d) Affiliate Transactions. Existing Agreement Section 7.17 prohibits Borrower from entering into certain transactions with Affiliates (as defined in the Existing Agreement). The Newcastle Note is not permitted by Existing Agreement Section 7.17.

           (e) Business. Existing Agreement Section 7.18 prohibits Borrower or any Subsidiary (as defined in the Existing Agreement) from engaging in any line of business except as permitted by Existing Agreement Section 7.18. The lines of business of Aerospace and Subsidiaries of Aerospace are not permitted by Existing Agreement Section 7.18.

           (f) Non-Compliance. Each non-compliance with the provisions of the Existing Agreement described in Sections 10.15(a) - (e) is an "Existing Non-Compliance."

           (g) Waiver. Subject to the effectiveness of this Agreement, Lender waives each Existing Non-Compliance.

           (h) Limited Waiver. The waiver provided in Section 10.15(g) does not constitute a waiver of any other requirement of any Loan Document or of any Default or Event of Default, now or hereafter existing, under this Agreement or any other Loan Document.

      10.16 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 346
 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THE REVOLVING LOANS, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE LOAN DOCUMENTS ARE PERFORMABLE IN SAN ANTONIO, BEXAR COUNTY, TEXAS, AND BORROWER, EACH L/C RIC AND LENDER WAIVE THE RIGHT TO BE SUED ELSEWHERE. BORROWER, EACH L/C RIC AND LENDER AGREE THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN SAN ANTONIO, TEXAS SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      10.17 WAIVER OF JURY TRIAL. EACH OF BORROWER, EACH L/C RIC AND LENDER HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND MAKING ANY REVOLVING LOANS AND ANY L/C CREDIT EXTENSION HEREUNDER.

      10.18 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

 THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.


      IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

 BORROWER:                     HALLMARK FINANCIAL SERVICES, INC.


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 L/C RIC:                      AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS


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                               PHOENIX INDEMNITY INSURANCE COMPANY


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 LENDER:                       THE FROST NATIONAL BANK


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